Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is entered into as of March 30, 2012 (the “Effective Date”), by and among, Bunge Global Innovation, LLC, a Delaware limited liability company, with a place of business at 50 Main Street, White Plains, NY 10606 (“BGI”), Bunge Coöperatief UA, a Dutch cooperative, with a principal place of business at Weena 320, 3012 NJ, Rotterdam, The Netherlands (“Bunge Netherlands”), and Bunge Açúcar Bioenergia Ltda., a Brazilian limitada, with a principal place of business at Av. Maria Coelho Aguiar, 215, Bloco A, 5th floor, São Paulo/SP, Brazil (“Bunge Brazil”, together with BGI, Bunge Netherlands and its Affiliates, collectively, the “Bunge Group”); Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”) and Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., a Brazilian limitada with a principal place of business at Avenida Pierre Simon de Laplace, 751 – Campinas/SP, CEP 13063-32, Brazil (“Solazyme Brazil”, together with Solazyme, Inc. and its Affiliates, collectively, the “Solazyme Group”); and Solazyme Bunge Renewable Oils Coöperatief U.A., a Dutch cooperative, with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “Company”) and Solazyme Bunge Produtos Renováveis Ltda., a Brazilian limitada with a principal place of business at Fazenda Moema, without number, Zona Rural, Orindiúva, São Paulo, 15480-000, Brazil (“SB Oils”, together with the Company, the “JV Companies”), and Solazyme Bunge Renewable Oils II Coöperatief U.A., a Dutch cooperative, with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “SBO Holdco”).

W I T N E S S E T H:

WHEREAS, the Bunge Group is a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications;

WHEREAS, the Solazyme Group is engaged in the renewable oil and bioproducts business, with expertise and intellectual property in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes;

WHEREAS, certain members of the Bunge Group have access to feedstock, such as sugar cane, that could be useful in conjunction with the Solazyme Group’s microbial biotechnology to develop and commercialize Products manufactured in the Manufacturing Territory for use in the Field in the Use Territory;

WHEREAS, Solazyme, Inc. and BGI intend to engage in joint research and development to explore the feasibility of the production of lipid rich biomass from Brazilian sugar cane feedstock;

WHEREAS, on the date hereof, certain members of the Solazyme Group and certain members of the Bunge Group shall enter into this Agreement and certain ancillary agreements to establish, through the JV Companies, a joint venture to construct a production facility (the “Initial Plant”), operate the Initial Plant and produce Products in the Manufacturing Territory for use in the Field in the Use Territory (the “Joint Venture”); and

WHEREAS, subject to the terms and conditions set forth herein, the Parties wish to enter into the Joint Venture and this Agreement to set forth certain agreements amongst the Parties in connection with the JV Companies and the operation of the Joint Venture.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Terms defined in the singular shall have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to herein. All references to “Party” and “Parties” shall be deemed references to parties to this Agreement. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars. The terms “Reais” and “R$” shall mean Brazilian Reais. The term “MT” shall mean metric tonnes. In the event of a conflict between any provision of the articles of association of the Company and any provision of this Agreement, each Party agrees to cause the provision of the articles of association of the Company to be amended to conform to the relevant provision of this Agreement to the fullest extent permitted by Applicable Law.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

GENERAL PROVISIONS

2.1 Formation of the Joint Venture. The Bunge Group and the Solazyme Group desire to form the Joint Venture to combine certain capital, technological expertise and Technology of the Solazyme Group with certain capital, manufacturing expertise and access to feedstock of the Bunge Group in order to develop and manufacture Products in the Manufacturing Territory for use in the Field in the Use Territory. In anticipation of the formation of the Joint Venture, the Bunge Group has obtained control of SB Oils to conduct the Brazilian operations of the Joint Venture. The Company is being formed concurrently with the establishment of the Joint Venture to (i) conduct the non-Brazil operations of the Joint Venture and (ii) own substantially all of the equity interests of SB Oils.

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2.2 Purpose of the Joint Venture. The Joint Venture is being established for the purpose of:

(a) Manufacturing Products in the Manufacturing Territory for use in the Field in the Use Territory, including the distribution, sales, marketing and support of Products in and only for use in the Field in the Use Territory (the “Business”); and

(b) Engaging in such other business as the equity holders of the Company may determine. The terms of any exclusive relationship or non-compete that may be applicable to any such other business shall be as mutually agreed among the equity holders of the Company at the time of their approval of entry into such other business. The Articles of Association of SB Oils shall also be amended if and when the quotaholders decide that the Company and SB Oils should engage in other businesses.

2.3 Name. The Business shall be conducted under the name “Solazyme Bunge Renewable Oils” and such other names as the Board may from time to time determine to be necessary or advisable.

2.4 Places of Business of the Joint Venture. The principal place of business of the Company shall be 225 Gateway Boulevard, South San Francisco, CA 94080, or such other place as the Board may from time to time determine. The principal place of business of SB Oils shall be the City of Orindiúva, State of São Paulo, Brazil, or such other place as SB Oils Officers may from time to time determine. The JV Companies may have such offices as their respective governing boards may from time to time deem necessary or advisable.

2.5 No Liability to Third Parties. The debts, obligations and liabilities of either JV Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such JV Company, and no other Party shall be obligated for any such debt, obligation or liability of such JV Company solely by reason of being a party to this Agreement or an equity holder of a JV Company.

2.6 Intent. It is the intent of the Parties that the Company be operated in a manner consistent with its treatment as a partnership for U.S. federal and state income tax purposes and SB Oils be operated in a manner consistent with its treatment as a partnership or a disregarded entity for U.S. federal and state income tax purposes. The JV Companies shall each take all appropriate actions to ensure that the JV Companies and any of their subsidiaries shall be treated as partnerships or disregarded entities for U.S. federal and state income tax purposes, including the making of available tax elections. No election may be made to treat the JV Companies or any of their subsidiaries as a corporation for U.S. federal or state income tax purposes without the written consent of Solazyme, Inc. and BGI. It is also the intent of the Parties that neither JV Company be operated or treated as a “partnership” for purposes of section 303 of the United States Bankruptcy Code, or for any purposes other than tax purposes. None of the Parties, including the JV Companies, shall take any action inconsistent with the express intent of the Parties as set forth in this Section 2.6.

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2.7 Title to Property. All real and personal property owned by a JV Company shall be owned by such JV Company, and no Party shall have any direct ownership interest in such property, and each Party’s respective interest in the JV Companies, if any, shall be personal property for all purposes. Except as otherwise provided in this Agreement, each JV Company shall hold all of its real and personal property in its own name and not in the name of any other Party.

ARTICLE 3

PERCENTAGE INTERESTS; TRANSFER AND INCORPORATION ACTIVITIES

3.1 Transfer of Equity Interests of SB Oils.

(a) To SBO Holdco. As soon as practicable after the Effective Date, in exchange for one (1) Real, Bunge Brazil or its Affiliate shall transfer to SBO Holdco one percent (1%) of the equity interests of SB Oils.

(b) To the Company. As soon as practicable after the Effective Date, in exchange for ninety-nine (99) Reais, Bunge Brazil or its Affiliate shall transfer to the Company ninety-nine percent (99%) of the equity interests of SB Oils.

3.2 Ownership of the Company. Immediately prior to the Effective Date, Bunge Netherlands and Solazyme, Inc. formed the Company and hereby capitalize it as set forth in Article 4. The initial percentage ownership interest of each Party in the Company (“Percentage Interest”) as a result of such capitalization will be as follows:

(a) Solazyme, Inc. – 50.1%; and

(b) Bunge Netherlands – 49.9%.

3.3 Ownership of SB Oils. The initial percentage ownership interests of SB Oils will be as follows (after taking into account the transfers set forth in Section 3.1):

(a) The Company – 99%; and

(b) SBO Holdco – 1%.

3.4 Ownership of SBO Holdco. The Company shall own one hundred percent (100%) of the ownership interests of SBO Holdco.

3.5 Additional Members of the Joint Venture. Other than pursuant to transfers complying with the restrictions of Article 12 or Section 20.5(a), the Joint Venture shall not be expanded to include any additional members without the prior written consent of (a) BGI, to the extent that members of the Bunge Group own, collectively, a Percentage Interest of at least ten percent (10%) at the applicable time and (b) Solazyme, Inc., to the extent that members of the Solazyme Group own, collectively, a Percentage Interest of at least ten percent (10%) at the applicable time.

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3.6 Transfer Activities. As soon as practicable after the Effective Date, Bunge Netherlands and Solazyme, Inc. shall perform, or cause to be performed, all acts necessary for the transfer of the quotas of SB Oils, including the following:

(a) An amendment to the Articles of Association of SB Oils in the form set forth in Attachment 1, which contemplates the transfers described in Section 3.1, and approving the adoption of such amended Articles of Association and the election of the SB Oils Officers to be elected as of such time; and

(b) The respective quotaholders shall subscribe and pay in cash for their respective quotas acquired, as described herein.

3.7 Necessary Actions. The Parties hereby undertake to execute and deliver all other instruments and documents, as well as to carry out all other necessary actions that may be required, to grant full effectiveness to all necessary acts for the incorporation of the Company and transfer of the quotas of SB Oils. Following the incorporation of the Company, the Parties shall, and shall cause the Company and SB Oils to, perform all acts reasonably deemed necessary for the achievement of the purpose of the Joint Venture as described herein.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CERTAIN FINANCIAL TERMS

4.1 Capital Contributions. The Parties hereby agree to make the following contributions, payments and commitments (collectively, “Capital Contributions”) to the JV Companies:

(a) In consideration of a fifty and one-tenth percent (50.1%) initial Percentage Interest in the Company to be issued to Solazyme, Inc., the Solazyme Group shall contribute the following assets to the JV Companies:

(i) Solazyme, Inc. commits to contribute to the Company Thirty-Six Million Two Hundred Fifty Thousand and One Dollars ($36,250,001) (the “Initial Solazyme Equity Commitment”), to be drawn-down as provided in Section 4.2;

(ii) After the Company has fully drawn the Initial Equity Commitments, Solazyme, Inc. commits to contribute to the Company fifty percent (50%) of the capital expenses incurred by the Company to fund SB Oils’ construction of the Initial Plant, up to a maximum of Thirty-Six Million Two Hundred Fifty Thousand and One Dollars ($36,250,001) (the “Additional Solazyme Equity Commitment”) or such further amount as shall be agreed to in writing by Solazyme, Inc., to be drawn-down as provided in Section 4.3;

(iii) Solazyme Inc. will contribute to the Company all rights, title and interest of the Solazyme Group in the FEED Engineering Technology and the Preliminary Activities Work Product, including assignment of all related contract rights held by the Solazyme Group;

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(iv) Solazyme Inc. will cause the applicable members of the Solazyme Group to enter into the other JV Agreements to which they are a party.

(b) In consideration of a forty-nine and nine tenths percent (49.9%) initial Percentage Interest in the Company to be issued to Bunge Netherlands, the Bunge Group shall contribute the following assets to the JV Companies:

(i) Bunge Netherlands commits to contribute to the Company Thirty-Six Million Two Hundred Forty-Nine Thousand Nine Hundred Ninety-Nine Dollars ($36,249,999) (the “Initial Bunge Equity Commitment”, and together with the Initial Solazyme Equity Commitment, the “Initial Equity Commitments”), to be drawn-down as provided in Section 4.2;

(ii) After the Company has fully drawn the Initial Equity Commitments, Bunge Netherlands commits to contribute to the Company fifty percent (50%) of the capital expenses incurred by the Company to fund SB Oils’ construction of the Initial Plant, up to a maximum of Thirty-Six Million Two Hundred Forty-Nine Thousand Nine Hundred Ninety-Nine Dollars ($36,249,999) (the “Additional Bunge Equity Commitment” , and together with the Initial Solazyme Equity Commitment, the “Additional Equity Commitments”), or such further amount as shall be agreed to in writing by Bunge Netherlands, to be drawn-down as provided in Section 4.3;

(iii) BGI will contribute to the Company all rights, title and interest of the Bunge Group in the Preliminary Activities Work Product; and

(iv) BGI will cause the applicable members of the Bunge Group to enter into the other JV Agreements to which they are a party.

4.2 Draw-Down of Initial Equity Commitments. The Company shall draw against the Initial Equity Commitments pro rata based on the amounts of the Initial Equity Commitments, from Solazyme, Inc. and Bunge Netherlands as needed to fund SB Oils’ construction of the Initial Plant. No more than the Initial Equity Commitments shall be drawn-down by the Company during 2012, with any remaining Initial Equity Commitments drawn-down in 2013 or future years. The schedule of draw-downs shall be in accordance with the project plan and initial budget set forth in Exhibit B, as such schedule may be modified from time-to-time by Solazyme, Inc. and BGI. Individual draw-downs shall be for amounts not less than One Million Dollars ($1,000,000) and Solazyme, Inc. and Bunge Netherlands shall receive written notice of the draw-downs together with payment instructions not less than five (5) Business Days in advance of the draw-down due date.

4.3 Draw-Down of Additional Equity Commitments. The Company shall initially draw against the Additional Equity Commitments equally (50%/50%) from Solazyme, Inc. and Bunge Netherlands as needed to fund SB Oils’ construction of the Initial Plant. If the Percentage Interests of the Parties change from the initial Percentage Interests set forth in Section 3.2, all draws against the Additional Equity Commitments thereafter shall be pro rata in accordance with the Percentage Interests of the Parties. None of the Additional Equity Commitments shall be drawn-down by the Company until after December 31, 2012. The

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schedule of draw-downs shall be in accordance with the project plan and initial budget set forth in Exhibit B, as such schedule may be modified from time-to-time by the Board. Individual draw-downs shall be for amounts not less than One Million Dollars ($1,000,000) and Solazyme, Inc. and Bunge Netherlands shall receive written notice of the draw-downs together with payment instructions not less than five (5) Business Days in advance of the draw-down due date.

4.4 SB Oils Financing; Reduction of Equity Commitments. SB Oils shall seek Third Party financing that may be secured against SB Oils’ non-Technology assets in order to fund a portion of the costs of construction of the Initial Plant. Members of the Bunge Group shall not unreasonably withhold support for such Third Party financing (including through their nominees to the Board), including that they shall not withhold support for such Third Party financing on the basis of interest rate or customary lending terms offered by BNDES (including reasonable parental guarantees; provided, however, that the aggregate amount of guarantees to be made by the Bunge Group to BNDES, together with equity commitments to the Company by members of the Bunge Group, shall not exceed the aggregate commitments made by the Bunge Group in Section 4.1(b)(i) and (ii)). To the extent that SB Oils obtains such financing, the Initial Equity Commitments and Additional Equity Commitments will be reduced, pro rata, for each of Solazyme, Inc. and Bunge Netherlands, by the amount of such financing.

4.5 Failure to Fund Equity Commitments. If a Party does not fund all or any portion of a call for equity (a “Capital Call”) by the due date specified in a draw-down notice properly delivered in accordance with either Section 4.2, 4.3 or 8.5, the non-funding Party (either Bunge Netherlands or Solazyme, Inc.) shall be provided with a notice of deficiency and shall have ten (10) Business Days to fund the deficient portion of its Capital Call. If the non-funding Party fails to pay the deficient portion of the Capital Call within such ten (10) Business Day period, then the other Party (to the extent that such other Party has fully funded its Capital Call) shall have the opportunity to fund the deficient portion of the non-funding Party’s Capital Call and if it does so, the Parties’ respective Percentage Interests shall be adjusted to reflect the funding Party’s increased capital contribution. If neither Party funds the deficient portion of a Capital Call, the respective Percentage Interests of the Parties shall be adjusted to reflect the unequal Capital Contributions. The adjustment of the Percentage Interests due to the failure to make equal Capital Contributions under this Article 4 shall be made on the basis of the total cash contributions (including cash obtained from the financing described in Section 4.4) made by each Party to the Company. Exhibit C provides an example of how this adjustment is calculated.

4.6 No Interest on or Right to Withdraw Equity Contributions. No interest shall be paid on any equity contribution to a JV Company or on the balance in any capital account of a JV Company. No Party shall have the right to withdraw its equity contributions or to demand or receive a return of its equity contribution.

4.7 Working Capital Financing Commitment. The Bunge Group shall provide financing for working capital for the JV Companies substantially on the terms set forth in Exhibit F. Each of the Parties shall use reasonably commercial efforts to, as soon as practicable after the Effective Date, enter into definitive agreements relating to the provision of such working capital substantially on the terms set forth in Exhibit F.

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4.8 Cash Distributions and SB Oils Allocations.

(a) Cash distributions from SB Oils related to distributions of profits or return of capital, and allocations of profits and losses of SB Oils shall be made solely to the Company. Unless determined otherwise by the quotaholders of SB Oils, cash distributions for a Fiscal Year shall be made in arrears in an amount equal to Free Cash Flow for such Fiscal Year less Reasonable Reserves; provided, however, that no such distributions will be made at any time that any amounts are outstanding under the Startup Facility contemplated in Exhibit F, except for distributions from SB Oils to the Company for the sole purpose of making repayments under Facility B contemplated in Exhibit F. Such distributions shall be made within ten (10) Business Days of the finalization of SB Oils financial statements for such Fiscal Year.

(b) Cash distributions from the Company related to distributions of profits or return of capital shall be made in accordance with the Percentage Interests of the Parties except as otherwise provided in this Section 4.8. Unless determined otherwise by the Board, cash distributions for a Fiscal Year shall be made in arrears in an amount equal to Free Cash Flow for such Fiscal Year less Reasonable Reserves; provided, however, that no such distributions will be made at any time that any amounts are outstanding under the Facility B contemplated in Exhibit F. Such distributions shall be made within ten (10) Business Days of the finalization of the Company’s financial statements for such Fiscal Year.

(c) Free Cash Flow from the Company (on a consolidated basis including the operations of SB Oils) shall be split in accordance with Percentage Interests of the Parties for distributions up to * per year. Until *, to the extent that the Free Cash Flow from the Company (on a consolidated basis including the operations of SB Oils) is greater than * per year (such year running from April 1 to March 31), the excess above * shall be distributed * to Solazyme, Inc. (or to any Affiliate that is its successor) and * to Bunge Netherlands (or to any Affiliate that is its successor). After *, all Free Cash Flow from the Company shall be split in accordance with the Percentage Interests of the Parties.

(d) If the Percentage Interests of the Parties at the time of distribution pursuant to Section 4.8(c) has changed from the Percentage Interests of the Parties on the Effective Date, the * split provided in Section 4.8(c) shall be adjusted as set forth in Exhibit C.

(e) Notwithstanding Sections 4.8(a) and (b), within forty-five (45) calendar days after the end of each of the first three (3) quarters of each Tax Year, SB Oils shall distribute to the Company, and the Company shall then distribute to each Member (the “Estimated Tax Distributions”), an amount of cash equal to the highest Estimated Tax Distribution Amount of any Member for such quarter. Within ninety (90) calendar days after the end of each Tax Year, SB Oils shall distribute to the Company, and the Company shall then distribute to each Member (the “Annual Tax Distribution” and together with the Estimated Tax Distributions, the “Tax Distributions”) an amount of cash equal to the greatest number for any Member calculated as follows: (i) such Member’s Annual Tax Distribution Amount for such Tax Year minus (ii) the sum of such Member’s Estimated Tax Distributions for such Tax Year. Tax Distributions to a Member shall be treated as an advance of, and shall reduce the amount of, the distributions otherwise payable to such Member pursuant to Section 4.8(a) and (b).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) The Company is authorized to withhold from distributions (or with respect to allocations) to the Members and to pay over to any U.S. federal, state, local or Dutch or foreign government any amounts that it reasonably determines may be required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or Dutch or foreign law. All amounts withheld pursuant to the Code or any provision of any state, local or Dutch or foreign tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member for all purposes under this Agreement.

4.9 Financial Consolidation. It is the intention of the Parties that Solazyme consolidate the financial results of the Company and SB Oils with the financial results of Solazyme. The Parties each agree to provide reasonable accommodations to enable Solazyme to consolidate the financial results of the Company and SB Oils with the financial results of Solazyme to the extent allowable under United States generally accepted accounting principles (“U.S. GAAP”).

ARTICLE 5

TAX MATTERS

5.1 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for the Members according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Determinations regarding the fair market value of property contributed to or distributed by the Company shall, solely for purposes of maintaining Capital Accounts, be made by the Tax Matters Partner. In the event the Tax Matters Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Regulations under Code Section 704, the Tax Matters Partner may make such modification as appropriate.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated to the Capital Accounts pursuant to this Article 5, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.

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(iii) Items of income, gain, loss or deduction attributable to the disposition of any Company asset having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such asset.

(iv) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(v) If Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values.

(vi) If the Book Value of any Company asset differs from its adjusted basis for tax purposes as of the beginning of any Fiscal Year or other period, then in lieu of the depreciation, amortization and other cost recovery deductions taken into account with respect to such asset in computing the Company’s taxable income or loss for such Fiscal Year or other period, there shall be taken into account with respect to such asset an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event the amount of depreciation, amortization or other cost recovery that will be taken into account shall be determined under any reasonable method selected by the Tax Matters Partner).

(c) Upon a transfer of interests in the Company, the transferee shall succeed to the Capital Account and other rights to distributions of the transferor.

5.2 Adjustment of Book Value of Company Assets. The Company may (at the discretion of the Tax Matters Partner) adjust the Book Value of each of the Company’s assets to equal such asset’s gross fair market value (as determined by the Tax Matters Partner) upon the occurrence of any of the events described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

5.3 Allocations. Except as otherwise provided in this Section 5.3 and in Section 5.4, items of Company income, gain, loss or deduction for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the Capital Account of each Member (increased by the amount of partnership minimum gain and partner nonrecourse debt minimum gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 in connection with the deemed asset sale described below) shall as nearly as possible be equal to the amount that would be distributed to such Member if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, (ii) satisfy all of the debts, liabilities and obligations of the Company for their book value and (i) distribute the remaining proceeds in accordance with Section 18.1.

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5.4 Special Allocations.

(a) Notwithstanding any other provision of this Article 5, if there is a net decrease in “partnership minimum gain” or “partner nonrecourse debt minimum gain” (as defined in applicable Regulations under Code Section 704) for any Fiscal Year, then items of income and gain for such year (and, if necessary, subsequent years) shall be specially allocated among the Members in accordance with requirements of Treasury Regulation Sections 1.704-2(f) and (i). This Section is intended to comply with the “minimum gain chargeback” requirements of such Regulations and shall be interpreted consistently therewith.

(b) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to such Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d). This Section is intended to comply with the “qualified income offset” provision of such Regulations and shall be interpreted consistent therewith.

(c) If and to the extent that the allocation of any “nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year would not otherwise satisfy the requirements of Treasury Regulation Section 1.704-2(e), then such nonrecourse deductions shall be specially allocated among the Members in proportion to their Percentage Interests or as otherwise required by Regulations under Code Section 704.

(d) The allocations set forth in this Section 5.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate income, gains, losses and deductions of the Company or make Company distributions. Accordingly, notwithstanding the other provisions of this Article 5, but subject to the Regulatory Allocations, income, gains, losses and deductions shall be allocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if income, gains, losses and deductions had been allocated without reference to the Regulatory Allocations.

5.5 Tax Allocations.

(a) Except as provided in Sections 5.5(b) and (c), the income, gains, losses and deductions of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value. Any elections or other decisions relating to such allocation shall be made by the Tax Matters Partner.

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(c) If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). Any elections or other decisions relating to such allocation shall be made by the Tax Matters Partner.

(d) Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Tax Matters Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to Section 5.5 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of distributions or other Company items pursuant to any provision of this Agreement.

5.6 No Obligation to Restore. Notwithstanding anything to the contrary in this Agreement, no Member shall have any obligation to make any capital contributions for the purpose of eliminating or diminishing a negative Capital Account balance and a negative Capital Account balance shall not be considered a liability owed by such Member to the Company or to any other person for any purpose whatsoever.

ARTICLE 6

MANAGEMENT OF THE JOINT VENTURE

6.1 Management. The management and control of the business and affairs of SB Oils shall be vested with the four officers of SB Oils specifically named in Section 6.8 (the “SB Oils Officers”). The management and control of the business and affairs of the Company shall be vested with its managing directors (the “Board”), who shall also monitor and manage the Joint Venture, whether directly, or through its influence with personnel associated with the Company and SB Oils.

6.2 The Board. The Board shall initially be comprised of four managing directors, of which two will be nominated by BGI and two will be nominated by Solazyme, Inc. Each managing director may be removed at any time by the Party nominating such managing director, after which such Party shall nominate a new managing director. Solazyme, Inc. and Bunge Netherlands agree to cause the Company to appoint (and remove) managing directors as set forth above. The BGI nominees (and any one of them if only one of them is participating in a vote of the Board) may vote an interest equal to the aggregate Percentage Interests held by the Bunge Group at the time of any vote of the Board. The Solazyme, Inc. nominees (and any one of them if only one of them is participating in a vote of the Board) may vote an interest equal to the aggregate Percentage Interests held by the Solazyme Group at the time of any vote of the Board. Any other nominee on the Board may vote an interest equal to the aggregate Percentage Interests held by the Person that appointed such nominee to serve on the Board at the time of any vote of the Board.

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6.3 Meetings of the Board. The Board shall meet at least quarterly, or more frequently as mutually agreed by BGI and Solazyme, Inc. at locations agreed by BGI and Solazyme, Inc. Upon advance written consent of BGI and Solazyme, Inc., other representatives of a Party may attend Board meetings as non-voting observers. Managing directors and a Party’s non-voting observers may participate in any such meeting in person, by telephone, or by video conference. The Parties shall agree upon which Party will prepare the minutes of a particular meeting at such meeting. The assigned Party shall prepare minutes for such meeting in advance of the next Board meeting and the Board shall review, revise if necessary, and approve such minutes at such next Board meeting.

6.4 Decision Making. Subject to Section 6.5, decisions of the Board shall be made only by an aggregate vote of at least fifty-one percent (51%) of all outstanding Percentage Interests, as voted at a meeting of the Board; provided, however, that at least one (1) nominee of BGI and at least one (1) nominee of Solazyme, Inc. must be present at such meeting to constitute a quorum at a meeting at which action may be taken or resolved. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if at least one (1) representative appointed by BGI and at least one (1) representative appointed by Solazyme, Inc. consent thereto in writing, and such writing is filed with the minutes of the proceedings of the Board. In the event the Board is unable to resolve an issue, it may be referred by any Party to the senior most executive for the relevant business unit of Solazyme, Inc. and BGI, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral. If such executives cannot resolve the matter within the thirty (30) day period (as it may be extended upon mutual consent of the executives), the matter shall be resolved in accordance with Article 19. To the extent a decision is not reached as a result of the discussions and mediation contemplated by Article 19, the Board will be deemed not to have authorized the matter that was subject to the dispute resolution in Article 19 and the Company and its Affiliates shall not take the actions that were proposed to be approved by the dispute resolution pursuant to Article 19.

6.5 Actions Requiring Supermajority Approvals. The actions listed in Subsections (a) or (b) of this Section 6.5 will require approval or authorization at a quotaholders meeting in which the Company exercises its voting rights as a quotaholder based on a decision of the Board as contemplated by Section 6.4 and the rest of this Section 6.5. The Company shall not take, or approve SB Oils taking, any of the following actions without the affirmative prior approval of at least the following aggregate supermajorities of all outstanding Percentage Interests, as voted either (i) in a written consent signed by all managing directors then in office, (ii) at a meeting of the equity holders of the Company or (iii) at a meeting of the Board:

(a) An affirmative vote of seventy-five percent (75%) of all outstanding Percentage Interests:

(i) attempt to amend, restate or revoke the Deed of Incorporation of the Company or the Articles of Association of SB Oils;

(ii) carry on any business other than as provided in Sections 2.2(a) and 2.2(b);

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(iii) enter into, amend or renew any agreement with a Party or any of its Affiliates, including any Project Plan (as provided in the Development Agreements) or Statement of Work (as provided in the Administrative Services Agreements);

(iv) issue any Capital Call (including pursuant to Section 8.5(c)(iii)), other than a Capital Call scheduled in the project plan and initial budget set forth in Exhibit B, as it may be adjusted from time-to-time by the mutual consent of Solazyme, Inc. and BGI;

(v) make any contribution of capital or assets to any other Person or purchase or acquire a beneficial interest in any other Person;

(vi) sell or agree to sell, mortgage, pledge, encumber, transfer, or dispose of any asset or group of assets of the Company or SB Oils (other than products or byproducts manufactured by a Plant), whether in a single transaction or series of related transactions, where the total value of the asset or group of assets exceeds Five Hundred Thousand Dollars ($500,000), as calculated at the time of the proposed approval;

(vii) effect any merger, merger of shares, consolidation, demerger, split-up, spin-off, capital reduction, share/quotas exchange or similar transaction involving any of the JV Companies;

(viii) purchase or otherwise acquire, or agree to purchase or otherwise acquire, all or substantially all of the assets of any other Person;

(ix) except among the Parties pursuant to the JV Agreements, sell or assign any JV Company Technology, or grant any license to any JV Company Technology, other than to conduct research or development on behalf of a JV Company, or licenses coincident with sales or licenses of Products;

(x) issue any additional equity interest in a JV Company, reclassify any existing equity interest in a JV Company, recapitalize a JV Company, issue options, warrants or other rights to purchase any equity interest in a JV Company, or amend or vary any rights attached to any equity interest in a JV Company;

(xi) authorize the transfer of any equity interest in a JV Company, other than in accordance with Section 8.3, 9.1 or Article 12;

(xii) adopt any plan of liquidation or dissolution or file a petition in bankruptcy, judicial reorganization (recuperação judicial) or out-of-court reorganization (recuperação extra judicial) under Applicable Law that relates to the arrangement and administration of the rights of creditors, or admit or fail to deny any material allegations of a petition in bankruptcy or consent to or acquiesce in the relief therein requested; or

(xiii) take any action in violation of the terms of this Agreement, or amend or waive compliance with any provision of this Agreement.

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(b) An affirmative vote of sixty percent (60%) of all outstanding Percentage Interests:

(i) adopt or amend the Business Plan or an Annual Budget;

(ii) determine the amount or timing of any dividends or distributions from either JV Company, other than as set forth in Section 4.8 and Article 5;

(iii) create, incur, assume or permit to exist any indebtedness except indebtedness incurred (i) in the ordinary course of business or (ii) to the extent consistent with this Agreement, the Business Plan or applicable Annual Budget for the current Fiscal Year;

(iv) create, incur, assume or permit to exist, directly or indirectly, any lien or other encumbrance upon any property, now owned or hereafter acquired, other than incidental liens or liens to secure indebtedness authorized pursuant to Section 6.5(b)(iii) or 4.4;

(v) guarantee or otherwise in any way become or be responsible for obligations or indebtedness of any other Person, whether by agreement to purchase the indebtedness of any other Person, by agreement for the furnishing of funds to any other Person for the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging indebtedness of any other Person, in all cases except to either of the JV Companies by the other JV Company;

(vi) make or permit to exist any loan to any Person (except to either of the JV Companies by the other JV Company), other than advances for travel and the like made to officers and employees in the ordinary course of business;

(vii) incorporate, liquidate, acquire or transfer any legal entity;

(viii) purchase or otherwise acquire, or agree to purchase or otherwise acquire, any asset or group of assets, in a single transaction or series of related transactions, the total aggregate value of which asset or group of assets exceeds Two Hundred Fifty Thousand Dollars ($250,000), as calculated at the time of the proposed approval (except in accordance with the then-current Business Plan or Annual Budget, and except for purchases of feedstock or other raw materials needed for the production of Products at a Plant);

(ix) purchase, sell or lease (as lessor or lessee), any real property other than incidental leases in the ordinary course of business;

(x) enter into any joint venture, strategic alliance, development agreement or other similar transaction with any other Person;

(xi) enter into any contract except in accordance with the then-current Business Plan or Annual Budget (or the project plan and initial budget set forth in Exhibit

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B) and except for contracts requiring payments to be made by a JV Company (or two or more related contracts if, when aggregated together, requiring payments to be made) in any twelve (12) month period of less than One Million Dollars ($1,000,000), as calculated at the time of the proposed approval;

(xii) adopt or change a significant non-U.S. tax or accounting practice or principle of a JV Company, or make any significant non-U.S. tax or accounting election by a JV Company;

(xiii) select an external auditor, attorney, accountant or financial advisor;

(xiv) institute any legal action in the name of a JV Company that (i) involves a claim or claims for monetary damages in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (ii) involves a claim or claims against any governmental entity in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (iii) involves any claims raising antitrust issues, or (iv) involves a request for injunctive relief other than in the ordinary course of business; or

(xv) settle or abandon, on the part of a JV Company, any legal action that is in the name of a JV Company or directly affects a JV Company that (i) involves a claim or claims for monetary damages in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (ii) involves a claim or claims by or against any governmental entity in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (iii) involves any claims raising antitrust issues, or (iv) involves a request for injunctive relief other than in the ordinary course of business.

6.6 Committees. The Board shall have the power to set up committees as it deems necessary or useful in order to facilitate the conduct of the Business by the JV Companies; provided, however, that any action of any such committee shall comply with the provisions of this Agreement that relate to actions of the Board.

6.7 Deadlock. In the event that any vote of the Board results in a Deadlock, except as otherwise expressly provided in this Agreement, such Deadlock shall be resolved pursuant to the dispute resolution procedures set forth in Article 19.

6.8 SB Oils Officers.

(a) Number and Designation. SB Oils shall have four (4) natural Persons, resident in Brazil, exercising the functions of the positions of General Manager, Chief Financial Officer, Commercial Manager and Plant Manager. The General Manager may appoint such other officers or agents as s/he deems necessary for the operation and management of SB Oils, with such powers, rights, duties and responsibilities as may be determined by the General Manager, subject to the approval of the quotaholders of SB Oils. Any natural Person so appointed shall comply with all Brazilian requirements including meeting the necessary visa and residency requirements.

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(b) General Manager. The General Manager of SB Oils shall be the principal executive officer of SB Oils and the Company, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief executive officer of a company. The General Manager shall report directly to the Board. So long as Solazyme, Inc. has a Percentage Interest of at least 50.1%, Solazyme, Inc. shall have the right to cause the Company to cause SB Oils to appoint the General Manager identified by Solazyme, Inc., subject to prior written approval from BGI, such approval not to be unreasonably withheld or conditioned. The General Manager of the Company shall otherwise be appointed by the Board. The General Manager of SB Oils shall otherwise be appointed by the Company, by means of a decision of the Board, which shall cause the Company to approve this appointment at a quotaholders’ meeting of SB Oils.

(c) Chief Financial Officer. The Chief Financial Officer of SB Oils shall be the principal financial officer of SB Oils and the Company, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief financial officer of a company. The Chief Financial Officer shall report directly to the General Manager. So long as Bunge Netherlands has a Percentage Interest of at least 49.9%, Bunge Netherlands shall have the right to cause the Company to cause SB Oils to appoint the Chief Financial Officer identified by BGI, subject to prior written approval from Solazyme, Inc., such approval not to be unreasonably withheld or conditioned. The Chief Financial Officer of the Company shall otherwise be appointed by the Board. The Chief Financial Officer of SB Oils shall otherwise be appointed by the Company, by means of a decision of the Board, which shall cause the Company to approve this appointment at a quotaholders’ meeting of SB Oils.

(d) Commercial Manager. The Commercial Manager of SB Oils shall be the principal sales and marketing officer of SB Oils and the Company, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief sales and marketing officer of a company. The Commercial Manager shall report directly to the General Manager. So long as Solazyme, Inc. has a Percentage Interest of at least 50.1%, Solazyme, Inc. shall have the right to cause the Company to cause SB Oils to appoint the Commercial Manager identified by Solazyme, Inc., subject to prior written approval from BGI, such approval not to be unreasonably withheld or conditioned. The Commercial Manager shall otherwise be appointed pursuant to the following process: the General Manager shall select a panel of three (3) final candidates and shall present such candidates to the Board, which shall then have the right to select and appoint the final Commercial Manager from such panel and shall cause the Company to approve this election at a quotaholders’ meeting of SB Oils.

(e) Plant Manager. The Plant Manager of SB Oils shall be the manager of the Initial Plant, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by a plant manager. The Plant Manager shall report directly to the General Manager. So long as Bunge Netherlands has a Percentage Interest of at least 49.9%, Bunge Netherlands shall have the right to cause the Company to cause SB Oils to appoint the Plant Manager identified by BGI, subject to prior written approval from Solazyme, Inc., such approval not to be unreasonably withheld or conditioned. The Plant Manager shall otherwise be appointed pursuant to the following process: the General Manager shall select a panel of three (3) final candidates and shall present such candidates to the Board, which shall then have the right to select and appoint the final Plant Manager from such panel and shall cause the Company to approve this election at a quotaholders’ meeting of SB Oils.

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(f) Authority and Duties. Unless prohibited by the Board, an officer may delegate some or all of the duties and powers of his or her position to other Persons. An officer who delegates the duties or powers of his or her office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated. In all cases, the officers of the JV Companies shall report to, and be supervised by, the General Manager, or, with the approval of the General Manager, another officer.

(g) Removal. Subject to the terms of any applicable employment agreement, the Party that caused the Company to cause SB Oils to appoint the General Manager, the Chief Financial Officer, the Commercial Manager or the Plant Manager (as applicable) may cause the Company to cause SB Oils to remove such SB Oils Officer at any time, with or without cause. In any case an SB Oils Officer may also be removed for willful misconduct, for gross negligence or for a knowing violation of law, as determined by the Company.

6.9 Employees. The JV Companies shall hire such employees as the officers of SB Oils determine for SB Oils and the Board determines for the Company. Solazyme, Inc. and BGI are expected and encouraged to make recommendations through their respective Board members for key management positions of the JV Companies (“Key Managers”). Key Managers shall work full-time for the JV Companies and shall report, directly or indirectly, to the General Manager of the respective entity. Key Managers drawn from the Solazyme Group or the Bunge Group shall either (i) cease their employment with such Party and be employed directly by the Company or SB Oils, or (ii) be seconded for one hundred percent (100%) of their business time by such Party to the Company or SB Oils; provided, however, that during the start-up phase of the Company, SB Oils or the Initial Plant, or in such other special cases as may be determined by the Board in its discretion, individuals may be seconded to the Company or SB Oils by a Party for less than one hundred percent (100%) of their business time. Key Managers who are seconded to a JV Company by a Party (“Secondees”) shall continue to be compensated by the seconding Party and shall retain, to the extent practicable, all employment benefits from such Party (including applicable insurance coverage, retirement payments and stock options); provided, however, that the seconding Party shall be reimbursed by the Company or SB Oils for the Direct Employee Costs of such Secondees, proportional to the business time such Key Managers have devoted to the JV Companies.

ARTICLE 7

OPERATIONS

7.1 Collaboration and Support; Administrative Services.

(a) The intent of the Parties is that the JV Companies ultimately shall be capable of functioning independently of the Parties. Notwithstanding the foregoing, however, the Parties acknowledge and agree that the success of the JV Companies may rely upon significant and collaborative support and assistance from the Parties, particularly during the start-up phase, and the Parties agree to act in good faith and to cooperate reasonably in pursuit of the success of the Joint Venture, the JV Companies and the Business.

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(b) In order to contain costs and leverage the infrastructure and expertise of the Bunge Group and the Solazyme Group, particularly during the start-up phase, the Parties are entering into the Administrative Services Agreements, pursuant to which members of the Bunge Group and the Solazyme Group shall make available or provide, at rates as agreed by the Parties, certain facilities (including offices and laboratories) and services (including information technology and accounting services) (collectively, “Administrative Services”), in each case as the Board determine to be necessary and appropriate. The Parties contemplate that such Administrative Services shall be phased out over time.

7.2 Research and Development. Either or both of the JV Companies shall define and implement a research and development (“R&D”) program across areas of activity identified by the Board as necessary for the development of Products and the Business. The JV Companies shall determine and direct the R&D program, and over time may develop independent R&D capabilities, facilities and teams; provided, however, that during the start-up phase, the Parties contemplate that the JV Companies shall substantially leverage and utilize the combined R&D capabilities of the Solazyme Group and the Bunge Group as described herein and in the other JV Agreements.

7.3 Marketing, Sales and Distribution. The JV Companies shall determine the approach to marketing, sales and distribution of Products in the Field in the Use Territory. The Parties currently contemplate that the JV Companies will build a direct sales force but if the JV Companies decide not to build a direct sales force, then the JV Companies may utilize the established sales forces and networks of the Bunge Group, or sales personnel of the Solazyme Group, on terms to be negotiated between such Party and the applicable JV Company; provided, however, that the ultimate decision of whether to utilize a Party’s sales force and network shall be made by the Board.

7.4 Utility Supply. BGI agrees that the Bunge Group shall provide certain inputs to the Joint Venture, pursuant to the Utility Supply Agreement and the Lease, including, but not limited to: (i) the plot of Land where the Initial Plant will be located, as described in Section 7.5, (ii) water and steam; (iii) electricity, (iv) treatment of effluents, and (v) certain administrative services in relation to the operation of the Company (as provided in Section 7.1(b)).

7.5 Manufacturing and Supply. SB Oils shall be responsible for determining and establishing an optimal manufacturing platform for Products suitable to meet the short- and long-term production needs of the Business; provided, however, that it is understood and agreed that the Solazyme Group and the Bunge Group shall be responsible for providing substantial expertise, resources and facilities to SB Oils with respect to such manufacturing efforts. The Parties contemplate and agree that the scale-up of the manufacturing platform shall begin with the construction of the Initial Plant as further described in Article 8.

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7.6 Land Rights.

(a) The Initial Plant will be located at a rural area as described in Attachment 2, to be detached from a larger property named Fazenda Moema, located at the Municipality of Orindiuva, registered under certificate of record No. 7,544 of the Real Estate Registry of Paulo Faria (the “Land”). The Land shall be acquired from Sociedade Energética Orindiuva I Ltda. by SB Oils or Bunge Group, as the case may be, by means of a commitment of purchase and sale (Compromisso de Compra e Venda) (“Commitment for Purchase and Sale”) conditioned on obtaining the necessary governmental approvals.

(b) The Parties shall use their best efforts to cause Sociedade Energética Orindiuva I Ltda. (the owner of the land) to also grant SB Oils a public deed of usufruct (usufruto) or surface rights (direito de superfície) or other in rem or contractual right agreed by the Parties over the Land in order to secure to SB Oils the possession and right to build on the Land for at least twenty (20) years during the time in which all approvals for the actual acquisition of the Land have not yet been granted (“In Rem Right”). The Parties shall use their best efforts to cause any such In Rem Right to be executed as soon as practicable after the Effective Date, and registered with the competent Real Estate Registry within one (1) year of the Effective Date.

(c) The Parties shall use their best efforts to negotiate and take all necessary measures to (i) have the Commitment for Purchase and Sale registered with the Real Estate Registry, including the prior georreferencing of the Land according to Law No. 10,267/2001, within six (6) months of the Effective Date; and (ii) obtain all necessary governmental approvals pursuant to Law No. 5,709/71 for the effective transfer of ownership over the Land to SB Oils by means of the competent registered public deed of purchase and sale.

7.7 Costs. For the avoidance of doubt, the costs of operating the JV Companies, including the R&D program and other costs of developing and producing Products, shall be borne solely by the JV Companies and no other Party shall be liable for any obligations of or to the JV Companies with respect to such costs except to the extent provided by this Agreement, by another JV Agreement or in another writing signed by such Party.

7.8 Power Supply. The Company, SB Oils and the other Parties, as appropriate, shall work together to duly obtain the approval of the electricity company securing the power supply necessary for the Initial Plant to operate, if necessary.

7.9 Adoption of Business Plan and Annual Budget.

(a) Initial Project Plan and Budget. The initial project plan and budget is set forth in Exhibit B. The project plan and budget provide the general operating parameters for the Company and SB Oils for the time period from and after the Effective Date through the approval of the Initial Business Plan and Annual Budget.

(b) Initial Business Plan and Annual Budget. Within ninety (90) days of the Effective Date, the Parties shall draft and approve a Business Plan (the “Initial Business Plan”) for the initial three (3) Fiscal Years of the Joint Venture (including 2012) and an Annual Budget (the “Initial Annual Budget”) for 2012.

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(c) Submission of Proposed Annual Plans. Commencing with respect to the Annual Budget for 2013, not less than sixty (60) days prior to the end of the preceding calendar year, management of SB Oils and the Company shall prepare and deliver to the Board a proposed Annual Budget for the immediately following calendar year. Commencing with respect to calendar year 2014, not less than sixty (60) days prior to the end of every third calendar year, management of SB Oils and the Company shall prepare and deliver to the Board a proposed Business Plan for the immediately following three (3) calendar years.

(d) Adoption of Annual Budget and Business Plan. The proposed Annual Budget and Business Plan for the Joint Venture shall be adopted, modified or rejected by the Board not less than thirty (30) days prior to the end of the calendar year preceding the applicable year of the Annual Budget, or the first calendar year of the Business Plan (as applicable), subject to extension by action of the Board, and the plans so adopted by the Board at a meeting duly called and held within such time period shall be the Annual Budget and the Business Plan for the Company for such calendar year.

(e) Failure to Adopt Annual Budget or Business Plan. In the event that the Board fails to approve an Annual Budget or Business Plan within the time period prescribed therefore (or any extension thereof approved by the Board), then:

(i) the Annual Budget for such calendar year shall be the Annual Budget for the immediately preceding calendar year, except that all items of expense shall be increased by ten percent (10%); and

(ii) with respect to the Business Plan for such calendar year, Section 6.7 shall apply.

7.10 Information Rights.

(a) Solazyme, Inc. (or a designated representative) and BGI (or a designated representative) shall be given access to the records (financial, accounting, legal or of any other nature) of the JV Companies during normal business hours and upon reasonable advance notice.

(b) Members of the Bunge Group (collectively) and the Solazyme Group (collectively) shall each be entitled, once per year and at the sole cost and expense of such group, to audit the books and records of the Company and SB Oils. Each of the Bunge Group and the Solazyme Group agree to co-ordinate such audits in order to minimize the expense and distraction of such audits to the Company, SB Oils and the other Parties.

7.11 Technology Security. The Company shall cause SB Oils to appoint a technology officer (recommended by Solazyme, Inc.) at SB Oils who shall, in consultation with Solazyme, Inc. and Bunge Brazil (subject to the consent of Bunge Brazil and Solazyme, Inc.), determine, establish, implement and audit appropriate security procedures regarding Technology used or developed by the JV Companies, including (i) rules regarding visitation to SB Oils’ facilities, (ii) confidentiality documentation requirements and (iii) Technology access procedures and policies, including regarding the transfer of Microbes used or developed by or on behalf of the JV Companies.

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7.12 Insurance.

(a) The JV Companies shall secure and maintain in full force and effect throughout the Term, insurance coverage commensurate with their respective businesses, including (if applicable): (i) commercial general liability, (ii) property, including business interruption, with all risks perils, or broad named risks, (iii) vehicle, (iv) crime, (v) employers’ liability, (vi) workers’ compensation insurance (or its equivalent) in the amount required by the laws of the jurisdiction in which its employees are located (or if no such insurance is otherwise required, in amounts commensurate with its business), (vii) marine and in-transit, (viii) director and officer, and (ix) such other insurance that is reasonable and customary for the business carried on by the applicable JV Company. Coverage shall provide full replacement value of the Plant(s) and all JV Company-owned and leased equipment. From time to time upon request of a Party, the applicable JV Company shall furnish to the requesting Party evidence of compliance with such insurance requirements and the payment of any related coverage premiums. On an annual basis each JV Company shall provide to Solazyme, Inc. an English version summary of its insurance.

(b) On an annual basis, or when requested by a Party, the Board shall discuss and review the current insurance coverage and/or the need for any additional insurance in respect of the assets or business of the JV Companies.

7.13 Risk Management. Within one (1) year of the Effective Date the SB Oils Officers shall prepare a risk management policy for SB Oils in regard to the purchase of Feedstock, including its policies and practices for hedging purchases. Such policy shall be reviewed by the Board and implemented by SB Oils if and as agreed by the Board.

ARTICLE 8

MANUFACTURING FOR THE JOINT VENTURE COMPANY

8.1 Initial Plant. Subject to the terms and conditions of this Agreement, the Parties shall cause the Company to fund SB Oils to build the Initial Plant.

(a) Capacity. The Initial Plant shall have an annual rated capacity to produce at least 100,000 MT of triglyceride oil, from approximately 300,000 MT of fermentable sugars from sugar cane.

(b) Ownership. The Initial Plant shall be owned by SB Oils.

(c) Initial Plant Operations. The Initial Plant will be operated by SB Oils.

8.2 Permits. The Parties agree to use commercially reasonable efforts to help SB Oils in connection with the licensing and granting of permits on behalf of SB Oils for construction and operation of the Initial Plant as promptly as possible.

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8.3 Construction Delay.

(a) The Parties intend that SB Oils will have the Initial Plant operational by *. If Mechanical Completion of the Initial Plant has not been accomplished by * due to an act or omission of a member of the Bunge Group, then within forty-five (45) days of *, Solazyme, Inc. may send a notice (such notice or the notice contemplated by the next sentence being a “Section 8.3(a) Notice”) to BGI. If Mechanical Completion of the Initial Plant has not been accomplished by * other than due to an act or omission of a member of the Bunge Group, or if a force majeure event causes the construction of the Initial Plant to be substantially halted for at least *, then within forty-five (45) days after the triggering event (either *, or * of substantial halt to construction), (i) BGI may send a Section 8.3(a) Notice to Solazyme, Inc. and if BGI does not send a timely Section 8.3(a) Notice, (ii) Solazyme, Inc. may, within thirty (30) days of the end of such 45-day notice period, send to BGI a notice (a “Section 8.3(a)(ii) Notice”) that it elects to terminate this Agreement and the Company will be dissolved, subject to BGI’s rights under Section 8.3(d).

(b) Within forty-five (45) days after sending or receiving a Section 8.3(a) Notice, Solazyme, Inc. may send a notice (a “Section 8.3(b) Notice”) to BGI that states that Solazyme, Inc. (or another member of the Solazyme Group) intends to continue to build the Initial Plant on its own (or with Third Parties). If Solazyme fails to send a Section 8.3(b) Notice within such 45-day period, then Solazyme, Inc. will have no further rights pursuant to this Section 8.3 and the Company will be dissolved, subject to BGI’s rights under Section 8.3(d).

(c) If Solazyme, Inc. timely delivers a Section 8.3(b) Notice to BGI, then for thirty (30) days after delivery of the Section 8.3(b) Notice Solazyme, Inc. and BGI shall negotiate the terms of purchase by Solazyme, Inc. (or its designee), at fair market value, of Bunge Netherlands’ Percentage Interest in the Company. If the parties reach mutual agreement on such terms, Solazyme, Inc. (or its designee) shall purchase Bunge Netherland’s Percentage Interest in the Company as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, Solazyme, Inc. shall cause an appraisal of Bunge Netherlands’ Percentage Interest in the Company to be conducted to determine its fair market value in accordance with Section 9.2. Within ten (10) days after receipt of such appraisal, Solazyme, Inc. shall give notice (a “Section 8.3(c) Notice”) to Bunge Netherlands as to whether it elects to continue with the buy-out or to dissolve the Company. If Solazyme, Inc. delivers a timely Section 8.3(c) Notice electing to continue with the buy-out, Solazyme, Inc. (or its designee) shall buy all of Bunge Netherlands’ Percentage Interest in the Company as soon as practicable, and in any event shall pay to Bunge Netherlands the buy-out price set forth in the appraisal within sixty (60) days of receipt of the appraiser(s)’ determination, and upon the consummation of such acquisition Subsections (i) – (v) and (vii) – (ix) of Section 9.1(d) will apply and the Bunge Development Agreement will terminate. If Solazyme, Inc. delivers a timely Section 8.3(c) Notice electing to dissolve the Company or fails to deliver a Section 8.3(c) Notice within such 10-day period, the Company will be dissolved, subject to BGI’s rights under Section 8.3(d).

(d) If Solazyme, Inc. has (i) delivered a Section 8.3(a)(ii) Notice within the 30-day period described in Section 8.3(a)(ii), (ii) failed to deliver a Section 8.3(b) Notice within the 45-day period described in the last sentence of Section 8.3(b), (iii) delivered a timely Section 8.3(c) Notice electing to dissolve the Company or (iv) failed to deliver a Section 8.3(c) Notice within the 10-day period described in the last sentence of Section 8.3(c), then within

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

forty-five (45) days after such event BGI may send a notice (a “Section 8.3(d) Notice”) to Solazyme, Inc. that states that BGI will buy the assets of the JV Companies for their fair market value. For thirty (30) days after delivery of a Section 8.3(d) Notice, BGI and the Company (or its liquidator, as applicable) shall negotiate the terms of purchase by BGI (or its designee), at fair market value, of all (but not part) of the assets of the JV Companies. If the parties reach mutual agreement on such terms, BGI (or its designee) shall purchase all of the assets of the JV Companies as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, BGI shall cause an appraisal of the assets of the JV Companies to be conducted to determine their fair market value in accordance with Section 9.2; provided, however, that such appraisal will be based, in part, upon any appraisal already completed pursuant to Section 8.3(c), if applicable. Within ten (10) days after receipt of such appraisal, BGI shall give notice to the Company (or its liquidator, as applicable) as to whether it elects to continue to purchase the assets. If BGI delivers a timely notice electing to continue with the purchase, BGI (or its designee) shall buy all of the assets of the JV Companies as soon as practicable, and in any event shall pay to the Company (or its liquidator, as applicable) the buy-out price set forth in the appraisal within sixty (60) days of receipt of the appraiser(s)’ determination. Upon consummation of BGI’s purchase of the assets of the JV Companies pursuant to this Section 8.3(d), this Agreement shall terminate and the Company shall be dissolved. If BGI fails to send such a notice within such 10-day period, then BGI will have no further rights pursuant to this Section 8.3. This Agreement will terminate and the Company will be dissolved upon the date that (A) the 45-day period expires if BGI has failed to send a Section 8.3(d) Notice, (B) BGI notifies Solazyme, Inc. during such 45-day period that it will not send a Section 8.3(d) Notice, or (C) the 10-day period expires if BGI has failed to send the notice contemplated by the preceding sentence in this Section 8.3(d).

8.4 Additional Plant(s). Subject to the confirmation of the existence of further market potential in the Field and the Use Territory and the availability of supply of fermentable sugars, the Parties contemplate approving construction of one or more additional Plant(s), funded in their entirety by the JV Companies or by such other funding mechanism as agreed amongst BGI, Solazyme, Inc. and the JV Companies and in accordance with Section 6.5, with annual rated capacity to be determined based upon market potential, availability of supply of fermentable sugars and other relevant commercial factors. BGI will cause a member of the Bunge Group to consider supplying additional Feedstock of up to 900,000 MT/yr of fermentable sugar from sugar cane if the business case supports such expansion and the JV Companies build an additional Plant or Plants adjacent to one or more Bunge Group mills, upon terms and conditions as may be mutually agreed.

8.5 Right to Expand Capacity.

(a) If the market size of the Primary Field has expanded by at least an Incremental Market Increase after the Effective Date (excluding any expansion of production by the Company), as stated in an official publication of the U.S. Department of Agriculture and/or Oil World (reported as the usage of palm kernel oil in Brazil), and SB Oils generated a Return on Equity greater than * for the preceding 12-month period, then either Notice Party may provide the Company with an “Expansion Notice” that requests a new Plant to be built, or an existing Plant to be expanded, with a capacity (or expanded capacity) of at least 50,000 MT/year;

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provided, however, that a Party may not provide an Expansion Notice until *. This right to provide an Expansion Notice shall apply once for the period between the Effective Date and *. Thereafter, this right shall apply to each Incremental Market Increase in excess of the last date that a Party gave an Expansion Notice; provided, however, that the size of the new Plant to be built (or Plant expanded) has a nominal rated capacity of at least * and the incremental increase in the size of the Primary Field is at least * the size of the nominal rated capacity of the proposed new Plant (or proposed expanded capacity).

(b) Upon receiving an Expansion Notice that accurately references the applicable U.S. Department of Agriculture and/or Oil World publication (reported as the usage of palm kernel oil in Brazil) as confirming that the market size of the Primary Field has expanded as provided above, the Board will determine within * after receiving the Expansion Notice (the “Election Period”) whether SB Oils should attempt to expand its production capacity a commercially reasonable amount, taking into account actual and anticipated customer demands, profitability, and other relevant commercial factors.

(c) If the Board determines within the Election Period that SB Oils will attempt to expand such capacity, then the Board will, subject to Section 6.5, make one or more of the following determinations:

(i) The JV Companies will fund the expansion in whole or in part from their own retained capital.

(ii) The JV Companies will seek Third-Party debt financing to fund all or part of the expansion.

(iii) The JV Companies will seek capital contributions from Solazyme, Inc. and Bunge Netherlands to fund that portion of the costs of the expansion not covered by the retained capital of the JV Companies and/or Third-Party financing.

(iv) If the JV Companies do not have sufficient retained capital to build-out the capacity and the JV Companies are unable to secure debt financing on reasonable terms to fund all or part of the expansion (either in full or when combined with existing retained capital), then if Bunge Netherlands refuses to make a capital contribution to cover a capital call made pursuant to the immediately preceding subsection or its Board members refuse to agree to make such a capital call then, if Solazyme, Inc. stands ready to fully fund its own capital contribution, Solazyme, Inc. may fund such capital contribution in addition to its own capital contribution and thereby dilute Bunge Netherland’s ownership in the Company accordingly. An increased capital contribution and consequent changes to Percentage Interests pursuant to this Section 8.5(c)(iv) will be deemed to have been approved by the Board.

(v) If the JV Companies do not have sufficient retained capital to build-out the capacity and the JV Companies are unable to secure debt financing on reasonable terms to fund all or part of the expansion (either in full or when combined with existing retained capital), then if Solazyme, Inc. refuses to make a capital

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contribution to cover a capital call made pursuant to an Expansion Notice that it has delivered or its Board members refuse to agree to make such a capital call made pursuant to an Expansion Notice that it has delivered, then Bunge Netherlands may fund such capital contribution in addition to its own capital contribution and thereby dilute Solazyme Inc’s ownership in the Company accordingly. An increased capital contribution and consequent changes to Percentage Interests pursuant to this Section 8.5(c)(v) will be deemed to have been approved by the Board.

(d) If the Board (i) does not determine within the Election Period that SB Oils will attempt to expand such capacity even though the JV Companies are profitable and it is commercially reasonable for SB Oils to attempt to expand its capacity or (ii) does determine within the Election Period that SB Oils will attempt to expand such capacity but the Bunge Group intentionally causes SB Oils to fail to Commence Construction of the expansion within * of such determination to expand capacity, then notwithstanding Sections 6.4 and 6.5, Solazyme, Inc. may cause SB Oils to undertake the expansion at the sole expense of Solazyme, Inc. and Solazyme, Inc. funding will dilute Bunge Netherlands’ ownership in the Company accordingly. Solazyme, Inc. shall have the right to fund the expansion and dilute Bunge Netherlands’ ownership in the Company pursuant to this Section 8.5(d) only if it and its Board representatives have supported the expansion in relation to the actions described in clauses (i) and (ii) above.

(e) For the avoidance of doubt an Expansion Notice delivered by Bunge shall not be able to trigger a reduction in the ownership interest of Solazyme, Inc. in the Company.

ARTICLE 9

OPERATIONAL LOSSES

9.1 Operational Losses.

(a) If SB Oils posts operating losses (including for this purpose payments made to members of the Solazyme Group and/or Bunge Group pursuant to the Development Agreements) that either (X) continue for * after (and not including) calendar year 2013, or (Y) aggregate at least *, but in no event before the end of 2013, either BGI or Solazyme, Inc. may provide a notice (a “* Notice”) to the other Notice Party requesting that *. Upon receipt of a * Notice, the Parties shall work in good faith to *. If the Parties are unable to agree upon and implement such * within six (6) months after the date of the * Notice, then either Notice Party may send a notice (a “Section 9.1(a) Notice”) to the other Notice Party that states (i) that the sending Notice Party desires to terminate this Agreement, and (ii) upon such termination, whether the sending Notice Party elects to buy-out the receiving Notice Party’s interests in the Company. As permitted by this Section 9.1(a), either Notice Party may send a Section 9.1(a) Notice to the other Notice Party at any time after six (6) months after the date of the * Notice but before the 12-month anniversary of the date of the *

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Notice, and if neither Notice Party has sent a Section 9.1(a) Notice before such 12-month anniversary, then neither Notice Party will have any further rights pursuant to this Section 9.1 after such 12-month anniversary (A) with regard to the operating losses in the * (if triggered by (X) above) or (B) with regard to the operating losses up to the date of the * Notice (if triggered by (Y) above). Within thirty (30) days after receiving a Section 9.1(a) Notice, a receiving Notice Party may send a notice (a “Section 9.1(a) Response”) to the sending Notice Party that makes one of the elections set forth in Section 9.1(b).

(b) If a Section 9.1(a) Notice contains an election to buy-out the interests of the receiving Notice Party:

(i) If within thirty (30) days after the date of such Section 9.1(a) Notice the receiving Notice Party sends a Section 9.1(a) Response that rejects such buy-out proposal, then neither Notice Party will have any further rights pursuant to this Section 9.1(a), (A) with regard to the operating losses in * (if triggered by Section 9.1(a)(X)) or (B) with regard to the operating losses up to the date of the * Notice (if triggered by Section 9.1(a)(Y)), and this Agreement and the Company will continue.

(ii) If within thirty (30) days after the date of such Section 9.1(a) Notice the receiving Notice Party sends a Section 9.1(a) Response that consents to such buy-out proposal, or if the receiving Notice Party fails to send a Section 9.1(a) Response within thirty (30) days after the date of the Section 9.1(a) Notice, then the Notice Party that sent the Section 9.1(a) Notice will have the rights set forth under Section 9.1(d) if it is Solazyme, Inc. or the rights set forth under Section 9.1(e) if it is BGI.

(c) If a Section 9.1(a) Notice does not contain an election to buy-out the interests of the receiving Notice Party, the sending Notice Party will not have any further rights pursuant to this Section 9.1 with regard to the triggering events underlying that * Notice after sending such Section 9.1(a) Notice and:

(i) If the original receiving Notice Party provides a Section 9.1(a) Response that contains an election to buy-out the interests of the original sending Notice Party, then the original receiving Notice Party will have the rights and obligations set forth under Section 9.1(d) if it is Solazyme, Inc. or the rights and obligations set forth under Section 9.1(e) if it is BGI.

(ii) If the original receiving Notice Party sends a Section 9.1(a) Response that does not contain an election to buy-out the interests of the original sending Notice Party, then such original receiving Notice Party will not have any further rights pursuant to this Section 9.1 after sending such Section 9.1(a) Response, this Agreement will be terminated as of the date of receipt of the Section 9.1(a) Response, and the Company will be dissolved.

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(d) If Solazyme, Inc. is exercising buy-out rights pursuant to Section 9.1(b) or (c), then Solazyme, Inc. and BGI shall negotiate for thirty (30) days (beginning on the date that such buy-out rights come into existence) the terms of purchase by Solazyme, Inc. (or its designee), at fair market value, of Bunge Netherlands’ Percentage Interest in the Company. If the parties reach mutual agreement on such terms, Solazyme, Inc. (or its designee) shall purchase Bunge Netherland’s Percentage Interest in the Company as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, Solazyme, Inc. shall cause an appraisal of Bunge Netherlands’ Percentage Interest in the Company to be conducted to determine its fair market value in accordance with Section 9.2. Within ten (10) days after receipt of such appraisal, Solazyme, Inc. shall give notice to BGI as to whether it elects to continue with the buy-out or to dissolve the Company. If Solazyme, Inc. delivers a timely notice electing to dissolve the Company or fails to deliver any notice within such 10-day period, the Company will be dissolved. If Solazyme, Inc. delivers a timely notice electing to continue with the buy-out, Solazyme, Inc. (or its designee) shall buy all of Bunge Netherlands’s interests in the Company as soon as practicable, and in any event shall pay to Bunge Netherlands the buy-out price set forth in the appraisal within sixty (60) day of receipt of the appraiser(s)’ determination, and upon the consummation of such acquisition:

(i) The Feedstock Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any administrative changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;

(ii) The Bunge Group’s provision of services under the Administrative Services Agreements shall terminate to the extent such services or agreement have not been previously terminated;

(iii) The Utility Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;

(iv) The Lease shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;

(v) The Working Capital Agreement shall terminate but any outstanding obligations thereunder shall survive in accordance with its terms;

(vi) All of the Bunge Group’s services then being provided pursuant to the Bunge Development Agreement shall terminate, but otherwise such agreement shall remain in effect;

(vii) The Cross-License shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;

(viii) This Agreement shall terminate; and

(ix) The Solazyme Group will only operate the Initial Plant thereafter in fields other than for * markets, uses and applications and will only sell products made therefrom other than for * uses and applications.

(e) If BGI is exercising buy-out rights pursuant to Section 9.1(b) or (c), then Solazyme, Inc. and BGI shall negotiate for thirty (30) days (beginning on the date that such buy-out rights come into existence) the terms of purchase by Bunge Netherlands (or its designee), at fair market value, of Solazyme, Inc.’s Percentage Interest in the Company. If the parties reach mutual agreement on such terms, Bunge Netherlands (or its designee) shall purchase Solazyme, Inc.’s Percentage Interest in the Company as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, BGI shall cause an appraisal of Solazyme, Inc.’s Percentage Interest in the Company to be conducted to determine its fair market value in accordance with Section 9.2. Within ten (10) days after receipt of such appraisal, BGI shall give notice to Solazyme, Inc. as to whether it elects Bunge Netherlands to continue with the buy-out or to dissolve the Company. If BGI delivers a timely notice electing to dissolve the Company or fails to deliver any notice within such 10-day period, the Company will be dissolved. If BGI delivers a timely notice electing to continue with the buy-out, Bunge Netherlands (or its designee) shall buy all of Solazyme, Inc.’s interests in the Company as soon as practicable, and in any event shall pay to Solazyme, Inc. the buy-out price set forth in the appraisal within sixty (60) day of receipt of the appraiser(s)’ determination, and upon the consummation of such acquisition:

(i) The Solazyme Group’s provision of services under the Administrative Services Agreements shall terminate to the extent such services or agreement have not been previously terminated;

(ii) All of the Solazyme Group’s services then being provided pursuant to the Solazyme Development Agreement shall terminate, but otherwise such agreement shall remain in effect; provided, however, that if a member of the Bunge Group causes the Plant(s) to stop using Microbe-Based Catalysis proprietary to a member of the Solazyme Group for manufacturing at the Plant, the Solazyme Development Agreement shall terminate, and the Bunge Group shall inform Solazyme, Inc. and allow Solazyme, Inc. to remove, at its sole cost, certain designated equipment from the Plant(s) listed on Exhibit D upon payment to SB Oils of * (as set forth on Exhibit D) (Exhibit D shall be amended from time to time as appropriate by mutual agreement of Solazyme, Inc. and the appropriate member of the Bunge Group);

(iii) The Cross-License shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Solazyme Group’s sale of its equity in the JV Companies;

(iv) This Agreement shall terminate;

(v) All other JV Agreements between members of the Bunge Group, on the one hand, and a JV Company, on the other hand, shall remain in effect, terminate or be modified, as may be mutually agreed by the parties thereto; and

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(vi) The Bunge Group will not manufacture triglyceride oils at the Initial Plant for uses and applications *.

9.2 Fair Market Value. For the purposes of Section 8.3 and 9.1, fair market value shall be as mutually negotiated between Solazyme, Inc. and BGI in good faith or, if such Parties cannot agree, fair market value shall be determined by one of the two following methods, at the election of the potential acquiring Party:

(a) Multiple Independent Valuations. Fair market value shall be determined by three (3) independent, neutral appraisers who are each expert in the valuation of businesses reasonably similar to the JV Companies. The appraisers shall be selected as follows: each of Solazyme, Inc. and BGI shall select one appraiser, those two appraisers shall then select a third appraiser. Each Party shall provide to the appraisers such documents as the appraisers may direct (after consulting with Solazyme, Inc. and BGI), and the appraisers shall each prepare an independent appraisal report setting forth what that appraiser believes to be the fair market value of, as applicable, the equity of the Company being sold or the assets to be sold, together with a written explanation setting forth the specific reasons for its position. No oral presentations shall be permitted. The fair market value of the equity, or assets, in question shall be the median value of the three appraisals. The costs of the appraisal, including administrative and appraisers’ fees, shall be shared equally by Solazyme, Inc. and Bunge Netherlands, and each Party shall bear its own costs and attorneys’ fees incurred in connection with the appraisal. The appraisers shall be directed that any appraisal shall be completed within two (2) months from the filing of notice of a request for such appraisal. The appraisal proceedings and the decision shall be considered Confidential Information of both Solazyme, Inc. and Bunge Netherlands. The Parties agree that the decision shall be the sole, exclusive and binding decision among them regarding determination of fair market value if the acquiring Party agrees to proceed with the applicable buy-out.

(b) Best Price Valuation. Fair market value shall be determined by one (1) independent, neutral appraiser who is an expert in the valuation of businesses reasonably similar to the JV Companies. The appraiser shall be selected as follows: each of Solazyme, Inc. and Bunge Netherlands shall select one (1) independent, neutral appraiser who is an expert in the valuation of businesses such as the JV Companies; those two appraisers shall then select a third appraiser who will solely determine the fair market value. The fair market value shall be determined as follows: each of Solazyme, Inc. and Bunge Netherlands shall provide to the appraiser a report setting forth what that Party believes to be the fair market value of the equity or assets to be sold, as applicable, together with a written explanation setting forth the specific reasons for its position. No oral presentations shall be permitted. The appraiser shall then pick the valuation submitted by either Solazyme, Inc. or Bunge Netherlands as the fair market value of the equity, or assets to be sold depending on which value the appraiser believes is closest to the true fair market value. The appraiser shall have no power to choose any value other than one of the values provided by Solazyme, Inc. or Bunge Netherlands as the fair market value. The costs of the appraisal, including administrative and appraiser’s fees, shall be shared equally by Solazyme, Inc. and Bunge Netherlands, and each such Party shall bear its own costs and attorneys’ fees incurred in connection with the appraisal. The appraiser shall be directed that the determination shall be completed within two (2) months from the filing of notice of a request for

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such appraisal. The appraisal proceedings and the decision shall be considered Confidential Information of both Solazyme, Inc. and Bunge Netherlands. The Parties agree that the decision shall be the sole, exclusive and binding decision among them regarding determination of fair market value if the acquiring Party agrees to proceed with the applicable buy-out.

ARTICLE 10

CERTAIN COVENANTS AND OBLIGATIONS

10.1 HSR Filing. The Parties shall duly and timely file with the appropriate government agency, if necessary, a notification under the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) and the effectiveness of this Agreement and the other JV Agreements shall be delayed until the termination or expiration of the waiting period thereunder. The Parties undertake to promptly provide all information required by the applicable government officials in connection with the notification referred to herein. The costs of this filing (including the filing fee) will be shared fifty percent (50%) by Solazyme, Inc. and fifty percent (50%) by BGI. Fees and expenses for any attorney or consultants that a Party may hire individually to aide it in the notification or monitoring of the filing process shall be the sole responsibility of the Party who engages such attorney or consultant.

10.2 SBDC Approval. The Parties shall duly and timely notify the SBDC of the transactions contemplated in this Agreement, for the purpose of obtaining its approval (“SBDC Approval”). The Parties undertake to promptly provide all information required by the local competition law in connection with the notification referred to herein. The ordinary costs of this filing (including the notification fee due to SBDC) will be shared fifty percent (50%) by Solazyme Brazil and fifty percent (50%) by Bunge Brazil. Any increased costs of the filing over and above ordinary costs, including penalties in regard thereto, that are imposed due to the prior actions or inactions of one Party (but not the other) shall be paid in full by the first Party to the extent of such costs or penalties. Fees and expenses for any attorney or consultants that a Party may hire individually to aide it in the notification or monitoring of the notification process shall be the sole responsibility of the Party who engages such attorney or consultant. The Parties shall use commercially reasonable efforts to comply with any determinations of SBDC with regard to or arising from the notification to SBDC of the transactions contemplated herein.

10.3 Solazyme Use of Technology. Solazyme, Inc. shall not, and shall cause its Affiliates not to, use its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the production of triglyceride oils * in the Manufacturing Territory for use or sale in the Primary Field in the Use Territory. Solazyme, Inc. shall not, and shall cause its Affiliates not to, use its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the production of triglyceride oils * in the Manufacturing Territory for use or sale in the Secondary Field in the Use Territory *.

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10.4 Grant of Additional Licenses. Solazyme, Inc. shall not, and shall cause its Affiliates not to, grant any license to its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the production of triglyceride oils * in the Manufacturing Territory for use or sale in the Primary Field in the Use Territory. Solazyme, Inc. shall not, and shall cause its Affiliates not to, grant any license to its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the production of triglyceride oils * in the Manufacturing Territory for use or sale in the Secondary Field in the Use Territory unless such license is limited to * and/or the Secondary Field. Solazyme, Inc. shall undertake to enforce the field limitation in such license.

10.5 Non-Competition. Each of Solazyme, Inc. and BGI shall agree that it shall not, and it shall cause its Affiliates not to, produce for sale or use in the Use Territory or sell or offer for sale in the Use Territory, directly or indirectly, other than through the Company and SB Oils, any triglyceride oils * for any * market, use or application, other than in the Secondary Field. Notwithstanding the foregoing, the limitation in the foregoing sentence shall not cover and this Section 10.5 shall exclude (i) the operations of Solazyme Roquette Nutritionals, LLC under the Solazyme License Agreement by and between Solazyme, Inc. and Solazyme Roquette Nutritionals, LLC dated December 16, 2010 and (ii) sales of Licensed Products in the Coproducts Field pursuant to Solazyme, Inc.’s licensing arrangements with Chevron U.S.A. Inc. (as such terms are defined in the Phase 2 Research and Development Agreement by and between Solazyme, Inc. and Chevron U.S.A. Inc. dated November 15, 2010), in either case, as such operations and terms are described in the referenced agreements as attached as exhibits to Solazyme, Inc.’s Form S-1 filed with the U.S. Securities and Exchange Commission in conjunction with its initial public offering.

10.6 Financial Reporting. The Parties shall cause the Company and SB Oils, to provide to Solazyme, Inc. and BGI the financial statement disclosure and/or other rights as provided in this Section 10.6.

(a) Unaudited Estimated Quarterly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each calendar quarter in each Fiscal Year of the Company, and in any event no later than five (5) days after the end of each fiscal quarter, unaudited estimates of the consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of the Company and its subsidiaries (including SB Oils) as of the end of each such quarterly period and for the current Fiscal Year to date, prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein), with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. The Company shall also notify each of Solazyme, Inc. and BGI of any significant transactions or events of the Company or SB Oils that it is aware of but that are not disclosed within the financial statements.

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(b) Audited Annual Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each Fiscal Year of the Company, and in any event within one hundred twenty (120) days thereafter, a final audited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (including SB Oils), as at the end of each such Fiscal Year, all prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein). Such financial statements shall be audited by and accompanied by a report and opinion thereon prepared by independent public accountants of national standing selected by the Board. The Company shall concurrently provide financial statements setting forth in each case in comparative form the figures for the previous Fiscal Year in reasonable detail. The Company shall also notify each of Solazyme, Inc. and BGI of any significant transactions or events of the Company or SB Oils that it is aware of, but that are not disclosed within the financial statements.

(c) Unaudited Quarterly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each of the first, second and third quarterly accounting periods in each Fiscal Year of the Company, and in any event within forty-five (45) days after the end of each such quarterly accounting period, a final unaudited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (including SB Oils) as of the end of each such quarterly period and for the current Fiscal Year to date, all prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein), including a narrative discussion and analysis of the results of operations and financial condition of the Company and SB Oils, with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each of Solazyme, Inc. and BGI.

(d) Monthly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each calendar month (which is not the end of a quarterly accounting period of the Company), and in any event within thirty (30) days after the end of such monthly period, a final unaudited consolidated (i) balance sheet and (ii) statement of income of the Company and its subsidiaries (including SB Oils) as of the end of each such month and for the current Fiscal Year to date, prepared in accordance with U.S. GAAP consistently applied, with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each of Solazyme, Inc. and BGI.

(e) Cooperation. Each of BGI and Solazyme, Inc., or its respective designated agent(s), at such Party’s cost, shall have the right to visit and inspect the properties of the Company or any of its subsidiaries (including SB Oils), and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries (including SB Oils) with its officers, employees and/or the Company’s independent public accountant and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

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(f) Sarbanes-Oxley Compliance.

(i) The Company shall use reasonable efforts to provide each Party with access to information that shall enable such Party to determine the state of the Company’s financial controls. Such access shall include access to relevant portions of minutes of the Audit Committee (or equivalent) of the governing body of the Company and SB Oils, and access to the relevant portions of the Company’s and/or SB Oils’ management letters (or equivalent) from its independent public accountant.

(ii) If a Party determines (upon advice of counsel) in its reasonable discretion that, due to its belief that the Party is, or within a relevant time period shall be, required by applicable accounting standards to consolidate the operations of the Company into its own financial statements, that Party may instruct the Company that it wishes the Company (including SB Oils) to become compliant in all respects with Section 404 of the Sarbanes Oxley Act of 2002 (“SOX Compliance” or “SOX Compliant”) and the time period within which it desires the Company (including SB Oils) to become SOX Compliant. If a Party elects to require the Company to become SOX Compliant, the Company (including SB Oils) shall take commercially reasonable efforts to become SOX Compliant by the time specified by such requesting Party. The Company and SB Oils each agree that it shall thereafter consult with and update the requesting Party on its compliance efforts on an ongoing basis at the requesting Party’s request. In connection with such consultation and updates, the Company agrees that it shall in good faith consider (A) any advice or assistance offered by the requesting Party in connection with its efforts to achieve SOX Compliance, and (B) any offer or suggestion by the requesting Party that the Company (or SB Oils) utilize the internal audit resources or expertise of Solazyme, Inc. or BGI (or any of their respective Affiliates) with a view toward controlling the costs of achieving SOX Compliance.

(iii) Each Party hereby agrees that in the event such Party has requested the Company to become SOX Compliant, the requesting Party shall thereafter reimburse the Company and SB Oils for all out-of-pocket costs incurred by the Company and SB Oils in attempting to satisfy the requesting Party’s request. Reimbursed costs shall include consulting fees, increased outside accounting fees and other out-of-pocket costs to the extent incurred by the Company and its Affiliates in attempting to satisfy the requesting Party’s request. For the avoidance of doubt, such reimbursed costs shall not include internal costs of personnel of the Company or its Affiliates or any fees or expenses to the extent that such fees or expenses relate to activities that would have been performed, including in relation to the timing of performance, even if the requesting Party had not made such a SOX Compliance request. Reimbursed expenses shall be paid to the Company or its respective Affiliate within forty-five (45) days of receipt by the Company or its respective Affiliate of an invoice therefore and reasonable back-up documentation.

10.7 U.S. Tax Filings/Elections. The Company shall comply with its U.S. federal income tax filing obligations, including, if deemed necessary or desirable by Solazyme, filing a U.S. federal information return on Internal Revenue Service Form 1065 (“Form 1065”) and providing to each of the Members, as soon as reasonably practicable after the end of each Fiscal Year, fully completed Internal Revenue Service Form K-1 with respect to the Company.

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10.8 U.S. Income Tax Information. As soon as reasonably practicable after the end of each Fiscal Year, the Company shall provide to each Member:

(a) all of the information required to be set forth on Schedule K-1 to Form 1065 with respect to such Member for such Fiscal Year, whether or not such Form 1065 or Schedule K-1 is filed for such Fiscal Year; and

(b) such other information requested by such Member for the purpose of enabling such Member to comply with its U.S. federal or state income tax obligations.

10.9 Tax Matters Partner. Solazyme is hereby designated as the “Tax Matters Partner” for the Company (and in such capacity shall act as the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code), and all U.S. federal, state and local tax audits and litigation shall be conducted under the direction of the Tax Matters Partner in its sole discretion. All elections required or permitted to be made by the Code or other applicable U.S. federal, state and local tax laws, and approval of all U.S. federal, state and local tax returns, shall be made by the Tax Matters Partner. Notwithstanding anything to the contrary herein, in making all such elections and approving such returns and in making any decision contemplated by this Agreement, the Tax Matters Partner shall consult with the other members of the Company and act in the best interests of all members of the Company.

10.10 Incorporation of Entities. Upon any transaction that would result in gain recognition to Solazyme under Section 367(d) of the Code (or any successor provision) with respect to the intellectual property rights contributed to the Company, the Parties shall cooperate as reasonably requested by Solazyme to minimize the U.S. federal income tax impact of such transaction to Solazyme and its Affiliates.

10.11 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. The Company’s taxable year for U.S. federal income tax purposes (the “Tax Year”) shall be the Fiscal Year, unless otherwise determined by the Tax Matters Partner.

10.12 Withdrawal as Member. Solazyme, Inc. shall not withdraw as a member of the Company without the prior consent of Bunge Netherlands. Bunge Netherlands shall not withdraw as a member of the Company without the prior consent of Solazyme, Inc. Unless pursuant to a valid exercise of a right under this Agreement, any withdrawal without the prior consent of the other Party shall be a breach of this Agreement, regardless of the statutory rights to withdraw provided under Applicable Law in The Netherlands.

10.13 Withholdings Taxes. To the extent that the Company is subject to Dutch withholdings taxes as a result of a distribution to a member as a result of the failure of the Company to explicitly require consent of all members to the transfer of interests in the Company, the member to whom the distribution was made shall reimburse the Company for the withheld taxes actually paid to the relevant Dutch taxing authority.

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ARTICLE 11

INTELLECTUAL PROPERTY

11.1 Company Technology. Subject to the licenses provided in the Solazyme Development Agreement and the Bunge Development Agreement, the Company will own all Technology developed by or on behalf of the JV Companies to the extent not specified to the contrary in any of the JV Agreements.

11.2 Cross-License. Concurrent with the execution of this Agreement certain members of the Solazyme Group are entering into the Cross-License Agreement with members of the Bunge Group related to Microbe Technology and Oil Processing Technology.

ARTICLE 12

TRANSFER PROVISIONS

12.1 Restrictions on Transfer. The Company is prohibited from transferring, directly or indirectly, any interest in SB Oils without the prior written consent of Solazyme, Inc. (provided that at the time of such proposed transfer members of the Solazyme Group own at least an aggregate ten percent (10%) Percentage Interest) and BGI (provided that at the time of such proposed transfer members of the Bunge Group own at least an aggregate ten percent (10%) Percentage Interest). Except as provided in Section 20.5 and this Article 12, each of Bunge Netherlands and Solazyme, Inc. is prohibited from transferring its interests in the Company to Third Parties until on or after * (the “Lock-Out Period”) of the date upon which *. Notwithstanding anything to the contrary herein, neither Bunge Netherlands nor Solazyme, Inc. may pledge or grant any security interest in its interests in the Company without the prior written consent of the other Party.

12.2 Right of First Offer/Refusal. After the conclusion of the Lock-Out Period, except as provided in Section 8.3, 9.1, 12.3 and 20.5, each of Bunge Netherlands and Solazyme, Inc. (the “Transferring Party”) shall have the right to transfer interests in the Company only pursuant to the procedures set forth in this Section 12.2:

(a) Right of First Offer.

(i) The Transferring Party shall deliver to the other Party (i.e. either Bunge Netherlands or Solazyme, Inc.) (the “Remaining Party”) a written notice of its intent to transfer interests of the Company, which notice shall include the Percentage Interest it intends to transfer (the “Section 12.2(a) Transfer Notice”).

(ii) The Remaining Party shall have ninety (90) days from receipt of the Section 12.2(a) Transfer Notice to make an offer to buy the interests subject to the Section 12.2(a) Transfer Notice specifying the all cash consideration the Remaining Party is willing to pay the Transferring Party for the interests (a “Qualifying Offer”). A Qualifying Offer shall be open for acceptance for at least ninety (90) days.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) If the Remaining Party makes a Qualifying Offer, the Transferring Party may only transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party for all cash consideration greater than that offered by the Remaining Party in the Qualifying Offer. If the Transferring Party has not transferred the interests subject to the Section 12.2(a) Transfer Notice within one (1) year of receipt of the Qualifying Offer from the Remaining Party, this right of first offer procedure shall again be followed if the Transferring Party wishes to transfer the interest subject to the Section 12.2(a) Transfer Notice.

(iv) If the Remaining Party does not make a Qualifying Offer within ninety (90) days after receipt of the Section 12.2(a) Transfer Notice, the Transferring Party may transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party on any terms it wishes; provided, however, that if the Transferring Party has not transferred the interests subject to the Section 12.2(a) Transfer Notice within one (1) year of delivering the Section 12.2(a) Transfer Notice to the Remaining Party, this right of first offer procedure shall again be followed if the Transferring Party wishes to transfer the interest subject to the Section 12.2(a) Transfer Notice.

(v) Upon the closing of a transfer of all of the interests in the Company by either the Solazyme Group or the Bunge Group, Subsections 9.1(d)(i)-(ix) shall apply (if the Bunge Group no longer owns any interests in the Company) or Subsections 9.1(e)(i)-(vi) shall apply (if the Solazyme Group no longer owns any interests in the Company).

(vi) Notwithstanding the foregoing or anything to the contrary, if the Transferring Party wishes or attempts to transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party that is a Direct Competitor of the Remaining Party, such proposed transfer shall not be effective unless the Transferring Party has received a Competitive Transfer Offer (as defined in Section 12.2(b)(i)) and has complied with the provisions of the right of first refusal as provided in Section 12.2(b).

(b) Right of First Refusal.

(i) If the Transferring Party receives a bona fide offer from a Third Party that is a Direct Competitor of the Remaining Party (a “Competitor Transfer Offer”) to acquire some or all of the Transferring Party’s Percentage Interest (the “Offered Interest”), then the Transferring Party shall deliver to the Remaining Party a written notice (a “Section 12.2(b) Transfer Notice”) describing (i) the Offered Interest; (ii) the identity of the Third Party who made the Competitor Transfer Offer; (iii) the purchase price and other material terms and conditions proposed in the Competitor Transfer Offer; and (z) the proposed date of closing of the transfer of the Offered Interest, which shall not be less than ninety (90) days after the date of the Section 12.2(b) Transfer Notice.

(ii) The Remaining Party shall have sixty (60) days from receipt of the Section 12.2(b) Transfer Notice to elect to buy all (and not less than all) of the Offered Interest by delivering a written notice (an “Election Notice”) to the Transferring Party stating that the Remaining Party offers to purchase the Offered Interest on the terms described in the Section 12.2(b) Transfer Notice. An Election Notice shall be binding upon delivery.

(iii) If the Remaining Party delivers an Election Notice within sixty (60) days after receipt of the Section 12.2(b) Transfer Notice, then the Transferring Party shall sell the Offered Interest to the Remaining Party on the terms set forth on the Election Notice. Such sale shall be consummated within thirty (30) days after delivery of the Election Notice, except that such time period shall be extended as required to obtain necessary governmental approvals including any necessary approvals of antitrust authorities.

(iv) If the Remaining Party does not deliver an Election Notice within sixty (60) days after receipt of the Section 12.2(b) Transfer Notice, the Transferring Party may transfer the Offered Interest to the Direct Competitor on the terms set forth in the Section 12.2(b) Transfer Notice; provided, however, that if the Transferring Party has not transferred the Offered Interest within one (1) year of delivering the Section 12.2(b) Transfer Notice to the Remaining Party, this right of first refusal procedure shall again be followed if the Transferring Party wishes to transfer the Offered Interest to a Direct Competitor.

(v) Upon the closing of a transfer of all of the interests in the Company by either the Solazyme Group or the Bunge Group, Subsections 9.1(d)(i)-(ix) shall apply (if the Bunge Group no longer owns any interests in the Company) or Subsections 9.1(e)(i)-(vi) shall apply (if the Solazyme Group no longer owns any interests in the Company).

12.3 Direct Competitor Change in Control. If Solazyme, Inc. or Bunge Netherlands (the “Target Party”) is subject to a Change in Control by a Direct Competitor of the other Party, the other Party shall have the right, but not the obligation, to purchase the Percentage Interest held by the Target Party as provided in this Section 12.3.

(a) If the Target Party reasonably believes that it may be subject to a Change in Control by a Direct Competitor of the other Party, the Target Party shall inform the other Party in writing (a “Section 12.3(a) Notice”) and shall offer to sell its Percentage Interest to such other Party for a purchase price equal to the fair market value of such Percentage Interest, as established pursuant to Section 9.2(b) as modified by Section 12.3(c).

(b) The other Party shall have thirty (30) days after receipt of the Section 12.3(a) Notice to either elect to purchase the Target Party’s Percentage Interest as offered in the Section 12.3(a) Notice or waive its rights under this Section 12.3. If the other Party has not responded in writing in such 30-day period the other Party shall be deemed to have waived its rights under this Section 12.3 (such date of notice, or expiry of the 30-day period, the “Section 12.3(b) Response Date”).

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(c) If fair market value is to be set through Section 9.2(b), the Parties shall use their best efforts to obtain the valuation from the appraiser within ten (10) Business Days of the date of the Section 12.3(a) Response Date. In particular:

(i) Each Party shall appoint its appraiser within two (2) Business Days of the Section 12.3(b) Response Date, or else it will be deemed to have waived the appointment of such appraiser.

(ii) Each Party shall cause its appointed appraisers to appoint the final appraiser within two (2) Business Days of the conclusion of the 2-day period described in Section 12.3(c)(i).

(iii) Each Party shall provide the final appraiser with its proposal on the fair market value of the Percentage Interests to be bought/sold and any report thereon, within five (5) Business Days of the appointment of the final appraiser, or else such Party shall not be able to submit a proposal.

(iv) Each Party shall use its best efforts to have the final appraiser provide his or her fair market value determination within two (2) Business Days of provision of the Parties’ proposals.

(v) Once the appraisal has been received by the other Party, it can elect to proceed with the buy-out at the price set in the valuation or waive its rights under this Section 12.3. Such election shall be in writing provided to the Target Party and shall be done within five (5) Business Days of receipt of the valuation from the final appraiser, else the other Party shall be deemed to have waived its rights under this Section 12.3.

(vi) Any purchase of a Target Party’s Percentage Interest pursuant to this Section 12.3 shall occur simultaneous with, and contingent upon, the closing of the applicable Change in Control transaction, or as soon as practicable thereafter if the procedures set forth in this Section 12.3 have not been completed as of such closing, except that such time period shall be extended as required to obtain necessary governmental approvals including any necessary approvals of antitrust authorities. Upon such closing Subsections 9.1(d)(i)-(ix) shall apply (if Bunge Netherlands is bought out) or Subsections 9.1(e)(i)-(vi) shall apply (if Solazyme, Inc. is bought out).

12.4 Other Transfers to Direct Competitors.

(a) In the event that the Company is controlled by a member of the Bunge Group or a member of the Solazyme Group, but this Agreement has otherwise terminated, any sale or other transfer of interests in the Company or SB Oils to a Direct Competitor of the other group shall be subject to a right of first refusal in favor of the other group as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).

(b) In the event that equity interests in, or all or substantially all of the assets of, SB Oils are being conveyed to a Third Party that is a Direct Competitor of the Bunge Group or the Solazyme Group, and this Agreement has otherwise terminated (such as through a Company liquidation in which SB Oils is sold as a going concern), the Bunge Group or the

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Solazyme Group (whichever group for whom the proposed transferee is a Direct Competitor) shall have a right of first refusal on such transfer as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).

(c) In the event that equity interests in, or all or substantially all of the assets of, SB Oils are being conveyed to a Third Party that is not a Direct Competitor of the Bunge Group or the Solazyme Group, and this Agreement has otherwise terminated (such as through a Company liquidation in which SB Oils is sold as a going concern), the Parties shall use reasonable efforts to include in such transfer documentation, a requirement that any sales of interests in SB Oils by the acquiring Third Party to a Direct Competitor of the Bunge Group or the Solazyme Group shall be subject to a right of first refusal in favor of the group to whom the transferee is a Direct Competitor as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).

ARTICLE 13

REPRESENTATIONS AND WARRANTIES

13.1 Mutual Representations and Warranties. As of the Effective Date, each of BGI, Bunge Netherlands and Bunge Brazil hereby make the following representations and warranties to Solazyme, Inc. and Solazyme Brazil, and each of Solazyme, Inc. and Solazyme Brazil hereby make the following representations and warranties to BGI, Bunge Netherlands and Bunge Brazil:

(a) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted in this Agreement and in the other JV Agreements. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other JV Agreements to which it is a party.

(b) All corporate action on the part of it, its officers, directors and equity holders necessary for the authorization, execution and delivery of this Agreement and the other JV Agreements to which it is a party, and the performance of all obligations hereunder and thereunder, have been taken, and this Agreement and each of the other JV Agreements to which it is a party, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

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(c) The execution, delivery and performance of this Agreement and each of the other JV Agreements to which it is a party (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any Third Party (other than a consent from Silicon Valley Bank required by Solazyme, Inc. in connection with its Loan and Security Agreement); (ii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; (iii) do not violate in any material respect any provision of Applicable Law or any order, injunction, judgment or decree of any government authority by which it may be bound, or (iv) require any regulatory filings or other actions to comply with the requirements of Applicable Law, except as otherwise set forth in this Agreement. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement, any other JV Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(d) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for, the institution of such insolvency proceedings.

(e) There is no action, suit, proceeding or investigation pending or threatened against it that questions the validity of this Agreement, any other JV Agreement to which it is a party, or its ability to consummate the transactions contemplated hereby and thereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties, which violation would have a material adverse effect on its business or the ownership of its properties related to this Agreement or any other JV Agreement to which it is a party.

13.2 Bunge Representation and Warranties. Each of BGI, Bunge Netherlands and Bunge Brazil hereby represent and warrant to Solazyme, Inc. and Solazyme Brazil that, as of the Effective Date:

(a) Usina Moema Açúcar e Álcool Ltda., Bunge Brazil’s wholly owned Subsidiary, and Ricardo Ferreira Santos, a Bunge Brazil executive, are the rightful owners of the quotas representing one hundred per cent (100%) of SB Oils’ corporate capital on the date hereof, which is free and clear of any debt, liens, pledges, claims, options, warranty, preemptive rights, charges or encumbrances of any nature.

(b) SB Oils is a validly existing limited liability company (sociedade limitada) duly organized under the laws of the Federative Republic of Brazil, is in good standing under the laws of its jurisdiction, with full power and authority to conduct its business and comply with its obligations.

(c) Since the date of its incorporation, SB Oils has not (i) engaged in any operations or activities whatsoever; (ii) entered into any contracts, agreements, arrangements or understandings of any nature; (iii) undertaken any sort of obligation against a third party or its quotaholders and officers; (iv) owned or leased any real property or other assets; or (v) employed

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any individuals. SB Oils has no obligations, debts, claims, penalties, losses, payments and liabilities of any type or nature, whether direct or indirect, fixed, absolute or contingent, asserted or unasserted, due or to become due, known or unknown, material or immaterial, matured or unmatured and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any of the foregoing; and there is no pending or threatened action, legal process, investigation or proceeding against SB Oils by or before any court, arbitrator or authority which could adversely affect the ability of SB Oils to comply with its obligations hereunder.

(d) SB Oils has (i) paid all of its taxes; (ii) complied with all tax and social security obligations set forth in Applicable Law, including ancillary obligations such as maintenance of proper accounting records, and completion and delivery of tax returns to the competent governmental authorities, if applicable; and (iii) timely submitted all tax returns, declarations, reports, statements or other documents in relation to the assessment or charge of taxes, all of which are true and complete in all material aspects, if applicable.

(e) SB Oils is duly registered before the Federal Revenue Office (Secretaria da Receita Federal – CNPJ), the Social Security, the Federal Savings Bank (Caixa Econômica Federal) and has the following clearance certificates, valid on the date hereof: (i) Debt Certificate for both Federal Taxes and Overdue Federal Tax Liabilities, (ii) Social Security Debt Certificate, (iii) FGTS Good Standing Certificate (FGTS Clearance Certificate), and (iv) Municipal or State Tax Clearance Certificate, as the case may be.

(f) The Land is in good condition and is appropriate for the use envisaged under this Agreement, except for normal wear and tear. Other than the fact that no member of the Bunge Group holds title to the Land, a member of the Bunge Group is in peaceful and undisturbed possession of the Land. Other than the current rural partnership agreement with a member of the Bunge Group, and to the Bunge Group’s knowledge, the Land is not leased to any other Third Party and no Third Party has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement. The Bunge Group will conduct due diligence to ensure that the Land is free and clear of any and all liens and encumbrances and contingencies.

ARTICLE 14

CONFIDENTIALITY

14.1 Confidentiality Obligations. All information disclosed by one Party or its Affiliate to another Party or its Affiliate pursuant to this Agreement or any other JV Agreement, including information of the JV Companies, shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, during the Term and for five (5) years after the termination of this Agreement, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose, any Confidential Information furnished to it by another Party or its Affiliates (including know-how of the

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disclosing Party or its Affiliates). The foregoing obligations shall not apply to any information disclosed by a Party or its Affiliates hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 14.1 (a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 14.1 (a) – (e) applies only to such parts but not to their combination.

A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 14 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

14.2 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to another Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings with any governmental authority necessary for the activities contemplated under this Agreement or any other JV Agreement;

(b) disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided, however, that the disclosure therein is limited to the extent necessary, as determined by securities counsel for the Party seeking to make such disclosure, and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

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(c) in connection with the performance of this Agreement or any other JV Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 14; or

(d) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the disclosing Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in any other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

14.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement and the other JV Agreements shall be treated confidentially as Confidential Information of all the Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to bankers and potential financing sources, investment bankers, investors and potential investors, licensees, acquirers or potential acquirers, and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 14, (b) a copy of this Agreement may be filed with the Federal Trade Commission or the Justice Department for review under the HSR Act, (c) a copy of this Agreement may be filed with the appropriate government officials in connection with SBDC Approval and (d) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information, and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure.

ARTICLE 15

INDEMNIFICATION

15.1 Indemnification. Each Party (an “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless each of the other Parties and each such Party’s respective Affiliates and such Party’s and its Affiliates respective officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all Damages arising out of, connected with or related to any Third Party claims to the extent arising out of (i) the breach or non-performance of the Indemnifying Party of its obligations under this Agreement or (ii) any breach of the Indemnifying Party’s representations or warranties in this Agreement; except in any such case to the extent that such claims arise out of the negligence or willful misconduct of an Indemnified Party.

15.2 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 15.2, NO PARTY OR ITS AFFILIATES SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL,

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RELIANCE OR SPECIAL DAMAGES SUFFERED BY SUCH PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF SECTIONS 8.3, 8.5, 9.1, 10.3, 10.4, OR 10.5, ARTICLE 12, OR THE NON-DISCLOSURE OBLIGATIONS UNDER ARTICLE 14, AND (B) NOTHING IN THIS SECTION 15.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 15.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 16

TERM; TERMINATION

16.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force until *, unless extended by mutual agreement or earlier terminated by dissolution of the Company or as set forth in Sections 8.3(d), 9.1(c)(ii), 9.1(d)(viii), 9.1(e)(vi), 12.3(c)(vi) or this Article 16; provided, however, that this Agreement may be terminated upon the mutual consent of Solazyme, Inc. and BGI (such period during which this Agreement remains in full force and effect, the “Term”).

16.2 Termination upon Dissolution. This Agreement shall terminate upon the dissolution of the Company pursuant to Section 17.1.

16.3 Termination Other than Upon Dissolution. This Agreement shall terminate other than upon dissolution only as provided in Sections 8.3(d), 9.1(c)(ii), 9.1(d)(viii), 9.1(e)(vi) and 12.3(c)(vi).

16.4 Certain Effects of Termination. Upon termination or expiration of this Agreement, (i) the Joint Venture shall be deemed to have been dissolved (although the Company shall only dissolve if explicitly required by the terms of this Agreement or by law), (ii) each Party shall promptly return to the disclosing Party (or destroy and provide the disclosing Party with a certificate of destruction) all relevant records and materials in its possession or control containing or comprising the disclosing Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of another Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of another Party’s Confidential Information for archival purposes, and the obligations of Article 14 shall continue beyond termination with respect to any such retained Confidential Information, (iii) the JV Agreements shall terminate as specified in such agreements or in this Agreement, and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination or expiration.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.5 Survival. The provisions of Sections 2.5, 2.7, 7.6, 9.1(d)(ix) (including when cross-referenced in other Sections), 9.1(e)(vi) (including when cross-referenced in other Sections), 12.3, 12.4, 16.4 and 16.5, and Articles 1, 13, 14, 15, 17, 18, 19 and 20, as applicable, shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 17

DISSOLUTION OF THE COMPANY

17.1 Dissolution of the Company.

(a) Solazyme, Inc. and Bunge Netherlands shall cause the Company to dissolve only upon the occurrence of any of the following events:

(i) at the option of Solazyme, Inc. or BGI, if the other Party suffers or permits the appointment of a receiver for its business or assets or becomes subject to proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days);

(ii) by mutual agreement of BGI and Solazyme, Inc.;

(iii) upon the sale or other disposition of all or substantially all of the assets of the Company;

(iv) upon the expiration of the Term;

(v) otherwise by operation of law;

(vi) as provided in Section 8.3(d);

(vii) as provided in Section 9.1(c)(ii);

(viii) upon sixty (60) days advance notice by Solazyme, Inc. to the Parties if BGI or any of its Affiliates that is a party to this Agreement, the Bunge Development Agreement, the Feedstock Supply Agreement, the Utility Supply Agreement, the Working Capital Agreement, or the Lease is in material breach of any such agreements and:

(A) such breach was willful; or

(B) such breach was not willful and is curable but is not cured within sixty (60) days after notice of the breach in accordance with the terms of the applicable JV Agreement; or

(C) such breach was not willful, is not curable, and the party in breach fails to cure the breach to the extent reasonably possible within sixty (60) days after notice of the breach in accordance with the terms of the applicable JV Agreement and fails to implement reasonable measures to prevent further breaches of the same type within such sixty (60) day period.

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(ix) upon sixty (60) days advance notice by BGI to the Parties if Solazyme or any of its Affiliates that is a party to this Agreement or the Solazyme Development Agreement is in material breach of any of such agreements and:

(A) such breach was willful; or

(B) such breach was not willful and is curable but is not cured within sixty (60) days after notice of the breach in accordance with the terms of the applicable JV Agreement; or

(C) such breach was not willful, is not curable, and the party in breach fails to cure the breach to the extent reasonably possible within sixty (60) days after notice of the breach in accordance with the terms of the applicable JV Agreement and fails to implement reasonable measures to prevent further breaches of the same type within such sixty (60) day period.

ARTICLE 18

DISTRIBUTION UPON DISSOLUTION

18.1 Distributions.

(a) Upon the dissolution of the Company, the Board or the Persons required by law to wind up the Company’s affairs shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation as follows, unless required otherwise by Applicable Law:

(i) first, to the payment of all labor, tax, debts and liabilities of the Company, including debts and liabilities to the Parties, and of all expenses related to the dissolution;

(ii) second, to the setting up of reasonable reserves for any contingent liabilities and obligations of the Company; provided, however, that any such reserves shall be held for such period as the Board or other Persons so distributing shall deem advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(iii) then to pay to the Parties as follows:

(A) first, all intangible property contributed or transferred under the Development Agreements shall be distributed to the Party who contributed or transferred such intangible property;

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(B) second, all other intangible property shall be transferred in accordance with Section 18.1(c); and

(C) third, all other cash and property shall be distributed to the Parties in accordance with the distribution provisions of Section 4.8.

(b) If the Board or the Persons required by law to wind up the Company’s affairs, in their sole discretion, shall determine that a portion of the property (other than intangible assets) should be distributed in kind to the Parties, the Board or such Persons, as the case may be, shall obtain an appraisal of such property as of a date reasonably close to the date of liquidation. The capital accounts shall be adjusted as provided in Section 5.4 to reflect each Member’s share of the unrealized appreciation (or loss) with respect to such distributed property. The distribution of any such property (or portions thereof as tenants in common) in kind to a Member shall be considered a distribution of an amount equal to the property’s appraised fair market value (or portion thereof) for purposes of this Section 18.1.

(c) Upon the dissolution of the Company, the intangible assets of the JV Companies (other than as returned pursuant to Section 18.1(a)(iii)(A), which shall be treated as having occurred prior to the operation of this Section 18.1(c)) shall be treated as follows:

(i) Provided a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to Solazyme, Inc. all Microbe Technology owned by the JV Companies.

(ii) Provided a member of the Bunge Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to BGI all Oil Processing Technology owned by the JV Companies.

(iii) Provided a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%) and a member of the Bunge Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to each of Solazyme, Inc. and BGI, an undivided one-half joint ownership interest in all Technology (other than Microbe Technology and Oil Processing Technology) actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company), which interest Solazyme, Inc. and BGI may exploit independently of, and without accounting to, the other joint owner.

(iv) If a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%) and a member of the Bunge Group does not have a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to Solazyme, Inc. all Technology actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company).

(v) If a member of the Bunge Group has a Percentage Interest of at least ten percent (10%) and a member of the Solazyme Group does not have a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to BGI all Technology actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company).

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In connection with the foregoing assignments, the JV Companies shall execute written assignment agreements in favor of the respective Parties, which agreements shall assign the intangible property rights, and all rights to enforce any claims for past, present and future violations thereof. The assigned intangible property rights shall in all cases remain subject to any licenses previously granted by the JV Companies to a Third Party and any licenses rights provided in the JV Agreements. For the avoidance of doubt, the provisions of this Section 18.1(c) shall not affect the amounts distributable to the Parties under Section 18.1(a)(iii)(C).

18.2 Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities. Unless a longer period is provided by Applicable Law, any distribution to a Party under this Article 18 shall be made by the later of (1) the end of the taxable year of the “liquidation” of the Company, or (2) within ninety (90) days of such “liquidation,” as such term is defined by Treasury Regulation Section 1.704-1(b)(2)(ii)(g), except as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

18.3 Statements Upon Dissolution. By no later than one hundred twenty (120) days after the dissolution of the Company, each of the Parties that hold a Percentage Interest shall be furnished with statements prepared by the certified public accountant for the Company in accordance with the provisions of Section 18.1 as of and for the period ending with the date of complete liquidation.

ARTICLE 19

DISPUTE RESOLUTION

19.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within ten (10) days after such notice appropriate representatives of the Solazyme Group, Bunge Group and, if applicable, the JV Companies shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme, Inc., to the Vice President of BGI, and, if applicable, the Chief Executive Officer of the Company for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 19.2.

19.2 Mediation.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute

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by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by any Party, then any Party may proceed to resolution pursuant to any other means.

(b) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Parties procedurally or otherwise. No statements made by a Party during the mediation may be used by the other Parties or referred to during any subsequent proceedings.

(c) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

19.3 Language of Dispute Resolution. All proceedings under this Article 19 (including pursuant to any other means of dispute resolution) shall be conducted in the English language and all documents exchanged among the Parties or submitted in the context of a proceeding under this Article 19 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 20

MISCELLANEOUS

20.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to BGI, to:

Bunge Global Innovation, LLC

50 Main Street

White Plains, NY 10606

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Attn: *

Telephone: *

Facsimile: *

with a copy to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other addresses as BGI may designate in a written notice to the other Parties;

if to Bunge Netherlands, to:

Bunge Coöperatief UA

Weena 320

3012 NJ

Rotterdam

The Netherlands

Attn: [—]

Telephone: [—]

Facsimile: [—]

with a copy to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other addresses as Bunge Netherlands may designate in a written notice to the other Parties;

if to Bunge Brazil, to:

Bunge Açúcar Bioenergia Ltda.

Av. Maria Coelho Aguiar

215, Bloco A, 5th floor

São Paulo/SP, Brazil

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attn: Vice President

Telephone: *

Facsimile: *

with a copy to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other addresses as Bunge Brazil may designate in a written notice to the other Parties;

if to Solazyme, Inc. to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as Solazyme, Inc. may designate in a written notice to the other Parties;

if to Solazyme Brazil, to:

Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda.

Avenida Pierre Simon de Laplace

751 – Campinas/SP

CEP 13063-320

Brazil

Attn: General Manager

Telephone: *

Facsimile: [—]

with a copy to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other address as Solazyme Brazil may designate in a written notice to the other Parties;

if to the Company or SBO Holdco, to:

Solazyme Bunge Renewable Oils Coöperatief U.A.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: Managing Director

Telephone: *

Facsimile: *

with copies to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

and to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as the Company may designate in a written notice to the other Parties; and

if to SB Oils, to:

Solazyme Bunge Produtos Renováveis Ltda.

Fazenda Moema, s/n, Zona Rural, Orindiúva

São Paulo, 15480-000, Brazil

Attn: General Manager

Telephone: [—]

Facsimile: [—]

with copies to:

Solazyme, Inc.

225 Gateway Boulevard

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

and to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as SB Oils may designate in a written notice to the other Parties.

20.2 Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise. Specifically, each Party acknowledges that a breach of Sections 10.3, 10.4 and 10.5 could cause immediate and irreparable harm that cannot be compensated by monetary damages and therefore each Party agrees that any other Party shall be entitled to specific performance of the obligations set forth in Sections 10.3, 10.4, and 10.5 and in Article 12. Subject to Article 19, if a member of the Bunge Group has breached a provision of this Agreement that has caused damage to a JV Company, any member of the Solazyme Group is entitled to bring an action to collect 50.1% (or such other Percentage Interest then held by the Solazyme Group) of such damages suffered by the JV Company. Subject to Article 19, if a member of the Solazyme Group has breached a provision of this Agreement that has caused damage to a JV Company, any member of the Bunge Group is entitled to bring an action to collect 49.9% (or such other Percentage Interest then held by the Bunge Group) of such damages suffered by the JV Company.

20.3 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. No Party shall incur any debts or make any commitments for any other non-Affiliated Party.

20.4 Obligations of the JV Companies. Whenever it is contemplated in a JV Agreement that a JV Company shall take an action, or refrain from taking an action, Solazyme, Inc. and BGI shall cause their representative employees, representatives and Affiliates to cause the applicable JV Company to take such action, or refrain from taking such action.

20.5 Assignment. Except as expressly provided in Article 12, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Parties; provided, however, that a Party may assign or otherwise transfer this Agreement without such prior written consent (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party and provided that such transfer complies with Section 12.3, if applicable. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 20.5 shall be void.

20.6 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

20.7 Force Majeure. No Party shall be liable to another Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

20.8 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles. The Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agrees that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 20.1, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement and/or validity of any non-U.S. Patent may be brought by either Party in any court or tribunal having jurisdiction over the Parties and such patent matters outside the U.S.

20.9 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 19, any applicable time period governing the underlying controversy or claim set forth in this Agreement or in any other JV Agreement shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.

20.10 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

20.11 Third Party Beneficiaries. Except for the rights of Indemnified Parties set forth in Article 15, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by any of the Parties.

20.12 Fees; Brokers. Each Party shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each Party represents and warrants to the other Parties that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each Party agrees to indemnify and hold the other Parties harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

20.13 Advice of Counsel. Each Party has consulted counsel of their choice regarding this Agreement, and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

20.14 Entire Agreement; Amendments. This Agreement (including the Exhibits) together with the other JV Agreements, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of and the transactions contemplated by such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the other JV Agreements and that gives full force and effect to all relevant provisions of the JV Agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

20.15 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by Applicable Law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by the other Parties of a breach of any term or provision of this Agreement by a Party shall not be construed as a waiver of any subsequent breach.

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20.16 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this English language version of this Agreement, this English language version of this Agreement shall prevail.

20.17 Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties and their Affiliates are subject to prior compliance with U.S. export regulations, Brazilian import regulations, and any other Applicable Law. By way of example and not of limitation, all Parties shall conduct all activities contemplated by this Agreement in compliance with the Foreign Corrupt Practices Act and any similar Applicable Law that: (a) prohibit offering payments to government officials in order to obtain or retain business or to secure an improper advantage; and (b) require that all transactions be accurately reflected in books and records. Each of the Parties shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide help to the other Parties as reasonably necessary to obtain any required approvals.

20.18 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement as of the day and year first above written.

BUNGE GLOBAL INNOVATION, LLC

By:	/s/ Miguel A. Oliveira
Name:	Miguel A. Oliveira
Title:	Vice President

BUNGE COÖPERATIEF UA

By:	/s/ Arriede Lange
Name:	Arriede Lange
Title:	Director

By:	/s/ Ben van Genderon
Name:	Ben van Generdon
Title:	Director

BUNGE AÇÚCAR BIOENERGIA LTDA.

By:	/s/ Andre JS Pereira
Name:	Andre JS Pereira
Title:	Gerente de Des. De Novos Negocios

By:	/s/ Ricardo Ferreira Santos
Name:	Ricardo Ferreira Santos
Title:

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SOLAZYME, INC.

By:	/s/ Jonathan S. Wolfson
Name:	Jonathan S. Wolfson
Title:	CEO

SOLAZYME BRASIL ÓLEOS RENOVÁVEIS E
BIOPRODUTOS LTDA.

By:	/s/ Rogerio Manso
Name:	Rogerio Manso
Title:

SOLAZYME BUNGE RENEWABLE OILS
COÖPERATIEF U.A.

By:	/s/ Tyler Painter
Name:	Tyler Painter
Title:

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SOLAZYME BUNGE PRODUTOS RENOVÁVEIS LTDA.

By:	/s/ Andre JS Pereira
Name:	Andre JS Pereira
Title:	Gerente de Des. De Novos Negocios

By:	/s/ Ricardo Ferreira Santos
Name:	Ricardo Ferreira Santos
Title:

SOLAZYME BUNGE RENEWABLE OILS II
COÖPERATIEF U.A.

By:	/s/ Tyler Painter
Name:	Tyler Painter
Title:

Signature page to Joint Venture Agreement

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EXHIBIT A

DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists. Notwithstanding the foregoing, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any member of the Solazyme Group or the Bunge Group, (ii) no member of the Solazyme Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) no member of the Bunge Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Annual Tax Distribution Amount” means, with respect to a Member and a Tax Year, an amount equal to the product of (x) the aggregate amount of net taxable income and gain allocated to such Member pursuant to Section 5.5 in respect of such Tax Year and (y) the Applicable Tax Rate.

“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.

“Applicable Tax Rate” means the highest combined U.S. federal, state and local marginal income (or corporate franchise) tax rate applicable to a corporation residing in South San Francisco, California, adjusted to reflect the deductibility of state and local income taxes for U.S. federal income tax purposes.

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for U.S. federal income tax purposes, except that (i) the initial Book Value of any asset that is contributed to the Company by a Member shall be the gross fair market value of such asset on the date of contribution and (ii) the Book Value of Company assets shall be adjusted (at the discretion of the Tax Matters Partner) in accordance with Section 5.2.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.1 of this Agreement.

“Change in Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of either (i) Solazyme, Inc. or its ultimate parent, or (ii) Bunge Netherlands or its ultimate parent (each of Solazyme, Inc or its ultimate parent or Bunge Netherlands or its ultimate parent being the “Acquired Party”) with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities

Exhibit A – Page 1

that are stockholders of the Acquired Party immediately prior to such consolidation, merger or reorganization directly or indirectly own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of the Acquired Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner directly or indirectly of more than fifty percent (50%) of the voting securities of the Acquired Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition to a third party of all or substantially all of the assets of an Acquired Party in one or a series of related transactions.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commence Construction” means the earlier to occur of (i) execution of an EPC contract covering a new facility and/or expansion and (ii) execution of a contract for the purchase of a production fermentation vessel for a new facility and/or expansion.

“Damages” shall mean all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

“Deadlock” means any situation in which a Board vote results in a 50.1% to 49.9% vote, or if the Board is unable to hold a meeting due to the inability to achieve a quorum within sixty (60) days of either Solazyme, Inc. or BGI attempting to hold such a meeting.

“Direct Competitor” means:

(a) For Bunge Netherlands, any company listed in the first chart on Exhibit E or any Affiliate of any company listed on the first chart on Exhibit E. For the avoidance of doubt, the companies listed on the first chart on Exhibit E and their Affiliates are generally regarded as significant competitors of the Bunge Group in regard to the global processing of grains and seeds. BGI may propose, from time to time, the addition to the first chart on Exhibit E of other companies of comparable competitive status, and Solazyme, Inc. shall not unreasonably withhold its consent to such addition. Solazyme, Inc. may propose, from time to time, the deletion from the first chart on Exhibit E of companies that are no longer in existence or that are no longer significant competitors of the Bunge Group in regard to the global processing of grains and seeds, and BGI shall not unreasonably withhold its consent to such deletion.

(b) For Solazyme, Inc., any company listed in the second chart on Exhibit E or any Affiliate of any company listed on the second chart on Exhibit E. For the avoidance of doubt, the companies listed on the second chart on Exhibit E and their Affiliates are generally regarded as significant competitors of the Solazyme Group in regard to Technology associated with Microbe-Based Catalysis. Solazyme, Inc. may propose, from time to time, the addition to the second chart on Exhibit E of other companies of comparable competitive status, and BGI shall not unreasonably withhold its consent to such addition. BGI may propose, from time to time, the deletion from the second chart on Exhibit E of companies that are no longer in

Exhibit A – Page 2

existence or that are no longer significant competitors of the Solazyme Group in regard to Technology associated with Microbe-Based Catalysis, and Solazyme, Inc. shall not unreasonably withhold its consent to such deletion.

“Direct Employee Costs” means all of the applicable Party’s actual costs related to such Secondee, consisting of a pro rata share of the salary, bonus, incentives, equity compensation and benefits of the applicable Person, without (i) any allocations for overhead or general services or (ii) markup or profit margin attached to such costs.

“EPC” means engineering, procurement and construction.

“Estimated Tax Distribution Amount” means, with respect to a Member and a quarter of the Tax Year, an amount equal to (x) the aggregate amount of net taxable income and gain estimated by the Tax Matters Partner to be allocated to such Member pursuant to Section 5.5 in respect of such quarter and (y) the Applicable Tax Rate.

“FEED” or “Front End Engineering Design” means the engineering required to provide a * cost estimate for a Plant, which engineering and cost estimate is expected to include site-specific piping and instrumentation diagrams, vessel designs, rotating equipment specifications, preliminary lay-outs, material take-offs, preparation of long lead equipment procurement documentation, and support of initial construction and environmental applications.

“FEED Engineering Activities” means the coordination and conduction of the FEED engineering and the execution of any necessary contract with respect to the FEED engineering by Solazyme, Inc.

“FEED Engineering Technology” means all Technology (other than Microbe Technology and Oil Processing Technology) resulting from the FEED Engineering Activities.

“Feedstock” means fermentable sugar from cane to be supplied by Bunge Brazil or an Affiliate thereof to a Plant in one or more form(s) and associated concentration(s) as may be determined and agreed in the Feedstock Supply Agreement.

“Field” means (i) * markets, uses and applications, excluding the Secondary Field (the “Primary Field”) or (ii) * (the “Secondary Field”).

“Free Cash Flow” means, for any Fiscal Year, the excess (if any), of SB Oils’ earnings before interest, taxes, depreciation and amortization for such Fiscal Year minus the sum of, without duplication, (a) interest expense and financing fees paid during such Fiscal Year, (b) taxes paid in cash during such Fiscal Year or by the end of the first quarter of the immediately succeeding Fiscal Year, (c) capital expenditures made during such Fiscal Year, (d) scheduled repayments of the principal amount of indebtedness (if any), to the extent actually paid during such Fiscal Year, (e) contributions to pension plans actually made in cash during such Fiscal Year in excess of amounts deducted in determining net income, and (f) payments in respect of any capitalized lease liabilities made during such Fiscal Year.

Exhibit A – Page 3

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Incremental Market Increase” means an amount equal to * of the market size of the Primary Field on the Effective Date.

“JV Agreements” means, collectively: (a) this Agreement; (b) the Solazyme development agreement dated as of the Effective Date by and among Solazyme, Inc., Solazyme Brazil, the Company and SB Oils (the “Solazyme Development Agreement”), (c) the Bunge development agreement dated as of the Effective Date by and among Bunge Global Innovation, LLC, Bunge Açúcar Bioenergia Ltda., the Company and SB Oils (the “Bunge Development Agreement”, and together with the Solazyme Development Agreement, the “Development Agreements”); (d) the cross-license agreement dated as of the Effective Date by and between Solazyme, Inc. and BGI (the “Cross-License Agreement”); (e) the feedstock supply agreement dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils (the “Feedstock Supply Agreement”); (f) the administrative services agreement dated as of the Effective Date by and among Solazyme Brazil, Bunge Brazil and SB Oils (the “Administrative Services Agreement”); (g) the utility supply agreement, dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils (the “Utility Supply Agreement”); (h) the working capital financing agreement, substantially on the terms set forth in Exhibit F, by and among a member of the Bunge Group, the Company and SB Oils (the “Working Capital Agreement”); and (i) the agreement by and among Usina Moema Açúcar e Álcool Ltda., Solazyme Bunge Produtos Renováveis Ltda. and Sociedade Energética Orindiuva I Ltda., regarding the use and/or ownership of land at Fazenda Moema (the “Lease”).

“JV Company Technology” means Technology owned or controlled by a JV Company.

“Manufacturing Territory” means *.

“Mechanical Completion” means the completion of all items of services and work required by the EPC (other than minor punch list items that do not in any way interfere with use of the Plant), including satisfactory operation of all equipment installed by the EPC contractor, and the removal of all rubbish, tools, scaffolding and surplus materials and equipment from the Plant site except to the extent that such items are necessary for completion of punch list items.

“Members” means Solazyme, Inc., Bunge Netherlands and any other equity holder in the Company.

“Microbe” means any single-celled microorganism with lipid-producing capability.

“Microbe-Based Catalysis” means that portion of a process in which a Microbe is used as a biocatalyst to convert a carbon source into a triglyceride oil or derivative from the lipid pathway starting with the introduction of carbon sources to the culture medium containing the Microbe and ending with the extraction of the oil or derivative from the Microbe (but not including any process after the extraction of the oil or derivative).

“Microbe Technology” means any Technology consisting of (i) Microbe-Based Catalysis; (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Microbes used for the Microbe-Based Catalysis; (iv) any isolating, screening, selecting, cultivating, or processing of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such screening or selecting; (v) any genetic or metabolic engineering or mutagenesis of a Microbe

Exhibit A – Page 4

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

used for Microbe-Based Catalysis, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis; (vi) any oils or other materials resulting from Microbe-Based Catalysis, (vii) any uses with respect to any materials resulting from Microbe-Based Catalysis, and (viii) any method or process for separating, recovering and/or extracting any material from any biomass that results from Microbe-Based Catalysis; in each case, with respect to the oils after extraction from the Microbe, to the extent not Oil Processing Technology.

“Notice Parties” for purposes of Sections 8.3, 8.5 and 9.1, means Solazyme, Inc. and BGI, while a “Notice Party” is either of them.

“Oil Processing Technology” means any Technology for the processing of oil starting after the extraction of oil from a Microbe, to and through the point at which the triglyceride oil is suitable for sale, including methods and processes for purifying and processing triglyceride oils resulting from Microbe-Based Catalysis after the extraction of the triglyceride oils from the Microbe biomass, and the oils resulting from such processing.

“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).

“Plant” means a production facility for conversion of Feedstock into triglyceride oil using Technology from the Solazyme Group and the Bunge Group (and other Technology owned or licensed to the JV Companies), including the Initial Plant.

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Preliminary Activities” shall mean the activities set forth on Exhibit D.

“Preliminary Activities Work Product” means all Technology (other than Microbe Technology and Oil Processing Technology) created solely by either Solazyme, Inc. or BGI, until the Effective Date, resulting from the Preliminary Activities, solely owned by either Solazyme, Inc. or BGI, as the case may be, and all Technology (other than Microbe Technology and Oil Processing Technology) created jointly by Solazyme, Inc. and BGI, until the Effective Date, resulting from the Preliminary Activities, jointly owned by Solazyme, Inc. and BGI.

“Product” means triglyceride oils *, manufactured through Microbe-Based Catalysis.

“Reasonable Reserves” means reserves, in amounts set by the Board to operate the Business, including (i) reasonable reserves for working capital, (ii) reasonable reserves for future capital expenditures, including the expansion of existing Plants and/or the construction of additional Plants and (iii) reserves required by Applicable Law.

Exhibit A – Page 5

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Return on Equity” means net income divided by invested equity (i.e., net of debt).

“Subsidiary” means, with respect to a first Person, any other Person Controlled directly or indirectly by such first Person, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Affiliate.

“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.

“Third Party” means any Person other than a member of the Solazyme Group, a member of the Bunge Group or a JV Company, and their permitted successors and assigns.

“Use Territory” means *.

Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
BGI	Preamble
Bunge Netherlands	Preamble
Bunge Brazil	Preamble
Bunge Group	Preamble
Solazyme, Inc.	Preamble
Solazyme Brazil	Preamble
Solazyme Group	Preamble
Company	Preamble
SB Oils	Preamble
JV Companies	Preamble
SBO Holdco	Preamble
Initial Plant	Recitals
Joint Venture	Recitals
Party	1.2
Dollar	1.2
Reais	1.2

Exhibit A – Page 6

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MT	1.2
Business	2.2(a)
Percentage Interest	3.2
Capital Contributions	4.1
Initial Solazyme Equity Commitment	4.1(a)(i)
Additional Solazyme Equity Commitment	4.1(a)(ii)
Initial Bunge Equity Commitment	4.1(b)(i)
Initial Equity Commitments	4.1(b)(i)
Additional Bunge Equity Commitment	4.1(b)(ii)
Additional Equity Commitments	4.1(b)(ii)
Capital Call	4.5
Estimated Tax Distributions	4.8(e)
Annual Tax Distribution	4.8(e)
Tax Distributions	4.8(e)
U.S. GAAP	4.9
Regulatory Allocations	5.4(d)
SB Oils Officers	6.1
Board	6.1
Key Managers	6.11
Secondees	6.11
Administrative Services	7.1(b)
R&D	7.2
Land Commitment for Purchase and Sale In Rem Right	7.6(a) 7.6(a) 7.6(b)
Initial Business Plan	7.9(b)
Initial Annual Budget	7.9(b)
Section 8.3(a) Notice	8.3(a)
Section 8.3(a)(ii) Notice	8.3(a)
Section 8.3(b) Notice	8.3(b)
Section 8.3(c) Notice	8.3(c)
Section 8.3(d) Notice	8.3(d)
Expansion Notice	8.5(a)
Election Period	8.5(b)
Commence Construction	8.5(f)
* Notice	9.1(a)
Section 9.1(a) Notice	9.1(a)
Section 9.1(a) Response	9.1(a)
HSR Act	10.1
SBDC Approval	10.2
SOX Compliance	10.6(f)(ii)
Form 1065	10.7
Tax Matters Partner	10.9
Fiscal Year	10.11
Tax Year	10.11
Lock-Out Period	12.1

Exhibit A – Page 7

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Transferring Party	12.2
Remaining Party	12.2(a)(i)
Section 12.2(a) Transfer Notice	12.2(a)(i)
Qualifying Offer	12.2(a)(ii)
Competitor Transfer Offer	12.2(b)(i)
Offered Interest	12.2(b)(i)
Section 12.2(b) Transfer Notice	12.2(b)(i)
Election Notice	12.2(b)(ii)
Target Party	12.3
Section 12.3(a) Notice	12.3(a)
Section 12.3(b) Response Date	12.3(b)
Confidential Information	14.1
Indemnifying Party	15.1
Indemnified Party	15.1
Term	16.1
Control	Definition of Affiliate
Acquired Party	Definition of Change in Control
Primary Field	Definition of Field
Secondary Field	Definition of Field
Solazyme Development Agreement	Definition of JV Agreements
Bunge Development Agreement	Definition of JV Agreements
Development Agreements	Definition of JV Agreements
Cross-License Agreement	Definition of JV Agreements
Feedstock Supply Agreement	Definition of JV Agreements
Brazilian Administrative Services Agreement	Definition of JV Agreements
Dutch Administrative Services Agreement	Definition of JV Agreements
Administrative Services Agreements	Definition of JV Agreements
Utility Supply Agreement	Definition of JV Agreements
Working Capital Agreement	Definition of JV Agreements
Lease	Definition of JV Agreements

Additional Definitions in the Solazyme Development Agreement. Capitalized terms used in this Agreement but not defined anywhere herein (including the Exhibits) shall have the meaning ascribed to them in the Solazyme Development Agreement. Such terms include the following:

Term	Section Reference
Background Technology	10.3
Solazyme Project Technology	10.3
Solazyme Technical Services Technology	10.3
Solazyme Platform Technology	10.3

Exhibit A – Page 8

EXHIBIT B

PROJECT PLAN AND INITIAL BUDGET

*

Exhibit B – Page 1

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

CALCULATION EXAMPLES

Percentage Interest Adjustment Pursuant to Section 4.5, 8.5(c)(iv) or (v), or 8.5(d)

Example of Funding of Deficiency by Other Party

Aggregate Capital Funded – Party A	60 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	100 million
Initial Percentage Interest – Party A	60%(60/100)
Initial Percentage Interest – Party B	40%(40/100)
Capital Call (each)	10 million
Party A Funds	20 million
Party B Funds	-0-
Aggregate Capital Funded – Party A	80 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	120 million
Initial Percentage Interest – Party A	66.7%(80/120)
Initial Percentage Interest – Party B	33.3%(40/120)

Example of Funding Deficiency not Funded by Other Party

Aggregate Capital Funded – Party A	60 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	100 million
Initial Percentage Interest – Party A	60%(60/100)
Initial Percentage Interest – Party B	40%(40/100)
Capital Call (each)	10 million
Party A Funds	10 million
Party B Funds	-0-
Aggregate Capital Funded – Party A	70 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	110 million
Initial Percentage Interest – Party A	63.6%(70/110)
Initial Percentage Interest – Party B	36.4%(40/110)

Exhibit C – Page 1

Cash Distribution Adjustment Pursuant to Section 4.8(c)

If the Percentage Interests of the Parties at the time of actual cash distributions has changed from the Percentage Interests of the Parties on the Effective Date, the * splt provided in Section 4.8(b) shall be adjusted proportionately to the change in Percentage Interests as set forth in the following tables:

*

For Percentage Interests different than those set forth in the above table a comparable adjustment shall be made (assuming a straight line between the relevant numbers).

Exhibit C – Page 2

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

PRELIMINARY ACTIVITIES

1.	Perform joint cost accounting exercise to determine the value or method of calculating * in the Feedstock Supply Agreement.

2.	Develop organizational and tax structure for the Company, including any holding company arrangements and the forms and jurisdictions of the entities involved outside of Brazil, if any.

3.	Determine quantity of and Specifications for Source 1, 2, 3 and 4 expected to be supplied to the Initial Plant under the Feedstock Supply Agreement, including as such quantities may change with time.

4.	Designation of officer and manager positions of the Company and each such position’s associated duties, determination of whether such positions will be filled by employees of the Company or by Bunge, Solazyme or their respective Affiliates pursuant to the Administrative Services Agreement, and identity and timing of the individuals to fill each such position.

5.	Develop a marketing plan and expected pricing formula, including a hedging study for the Company products.

6.	Develop and cost an operating plan for the Company for at least its first three (3) years of operation after Closing (including capital call schedule).

7.	Selection of the site(s) for the Company headquarters.

8.	Selection of the land upon which the Initial Plant is to be located.

9.	Designate equipment that may be removed by Solazyme pursuant to “Operational Losses” section of the Agreement.

10.	Coordinate the conduct of the FEED engineering.

11.	Complete and submit permits necessary to begin the construction of the Initial Plant.

12.	Complete the documentation to place orders for the long lead-time equipment for the construction of the Initial Plant.

Exhibit D – Page 1

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

DIRECT COMPETITORS

Of BGI (or its Affiliates)

*

Of Solazyme, Inc. (or its Affiliates)

Name	Headquarters Location:
DSM N.V.	The Netherlands
E. I. du Pont de Nemours and Company	Wilmington, Delaware
Cargill, Incorporated	Minneapolis, Minnesota
The Dow Chemical Company	Midland, Michigan
Evonik Industries AG	Essen, Germany

Exhibit E – Page 1

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

WORKING CAPITAL TERMS

SOLAZYME/BUNGE JOINT VENTURE

REVOLVING WORKING CAPITAL FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Borrowers:	• Solazyme Bunge Produtos Renováveis Ltda. (the “Facility A Borrower”) under Facility A; and • Solazyme Bunge Renewable Oils Coöperatief U.A. (“Facility B Borrower”) under Facility B.

Lenders:	Bunge Limited or one of its affiliates (collectively, “Bunge”) for Facility B; and Bunge Alimentos S.A. or one of its affiliates (collectively, “Bunge Brazil”) for Facility A (each, a “Lender” and collectively, the “Lenders”).

Facility A:

Facility A will be a loan facility in the maximum aggregate amount of the Brazilian Reais (BRL) equivalent of * (the “Facility A Maximum Amount) and shall be comprised of (i) a startup facility (the “Startup Facility”) and (ii) a working capital facility (the “Working Capital Facility”). The aggregate principal amount of loans or accommodations made under the Startup Facility and the Working Capital Facility at any time outstanding shall not exceed the Facility A Maximum Amount. Loans made under Facility A shall bear interest at the Facility A Interest Rate.

•      Startup Facility: The Startup Facility will be a revolving loan facility in the maximum aggregate amount of the Brazilian Reais (BRL) equivalent of * available for a period of *. The proceeds of the Startup Facility shall be used solely to pay startup expenses of the Facility A Borrower (but specifically excluding Technology Maintenance Fees (as defined in the JV Agreement) payable to Solazyme, Inc.). Solazyme, Inc. shall provide a guarantee for 50% of any amount outstanding under the Startup Facility.

•      Working Capital Facility: The Working Capital Facility shall be comprised of the following:

(1)     a revolving loan facility (together with the revolving loans under the Startup Facility, the “Facility A Revolving Loans”) and/or

(2)     inventory financing in the form of deferred payment (the “Inventory Financing”). Inventory Financing will equal the aggregate amount of working capital needed to purchase Feedstock (as defined in the JV Agreement) inventory from the Lender or its affiliate and a loan will be

Exhibit F – Page 1

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          deemed to have been made by the Lender to the Facility A Borrower beginning on the business day following the due date of the invoice for such inventory to the extent such invoice shall not have been paid by the Facility A Borrower on or before such date.

The availability of the Working Capital Facility shall be subject to the following condition/covenant:

A.      Borrowing Base Certificate: Two business days prior to any drawing under the Working Capital Facility, the Lender shall have received an officer certificate from the Facility A Borrower certifying that the aggregate principal amount of such loans will not exceed * of the value of the Working Capital Collateral (as defined below).

B.      Quarterly Certificate: At the end of each calendar quarter, the Lender shall have received an officer certificate from the Facility A Borrower setting forth in reasonable detail the value of each type of collateral included in the Working Capital Collateral, which shall be no less than the aggregate principal amount of loans under the Working Capital Facility outstanding on such date.

Facility B:

A * revolving loan facility (“Facility B Revolving Loans” and, together with the Facility A Revolving Loans, the “Revolving Loans”) made to the Facility B Borrower in the aggregate amount of * (the “Facility B Maximum Amount”). The aggregate principal amount of Facility B Revolving Loans at any time outstanding shall not exceed at any time the Facility B Maximum Amount.

Facility B Loans shall bear interest at the Facility B Interest Rate.

The proceeds of Facility B shall be used for the sole purpose of paying operating expenses of Facility B Borrower (but specifically excluding Technology Maintenance Fees (as defined in the JV Agreement) payable to Solazyme, Inc.).

Facility B loans shall be repaid with cash distributions from the Facility A Borrower to the Facility B Borrower, prior to any distributions being made by the Facility B Borrower under Section 4.8 of the JV Agreement.

Security Package:	Facility A will be secured by a first priority lien on (collectively the “Security Package”):

•     all cash, raw materials, inventory, finished goods and account receivables (collectively the “Working Capital Collateral”) of the Borrowers.

•     All of the fixed assets of the Borrowers. The Lenders will covenant and agree to subordinate their lien on any such fixed assets with

Exhibit F – Page 2

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

documentation that is reasonably acceptable to the Lenders to the extent the Borrowers are required to provide a senior lien on such fixed assets to the principal providers of debt (if any) to the Borrowers for plant construction in accordance with the typical terms that such lenders require; provided that no Lender shall be required to subordinate its lien in any fixed asset of a Borrower unless either (i) such Borrower has granted a first priority lien to such Lender on additional collateral that has a value that, in the reasonable discretion of such Lender, is at least equal to the value of the fixed assets subject to such release or subordination or (ii) the Facility A Maximum Amount has been reduced pursuant to a written agreement between the Lenders and the Borrowers by an amount that, in the reasonable discretion of the Lenders, is at least equal to the aggregate value of the fixed assets subject to such release or subordination.

Facility B will be unsecured.

Availability:	The Facilities shall be available during the period commencing on the closing date of the formation of the Solazyme/Bunge joint venture and ending on the * anniversary thereof (the “Termination Date”); provided that all fees and pricing under the Facilities shall be reset on an annual basis beginning on the * year anniversary of the Facilities. The Facilities may be renewed at the end of the term by mutual agreement of the Lenders and the Borrowers. The Lender will negotiate in good faith an extension of the Facilities with the Borrowers at such time.

Pricing:	The pricing of each Facility (commitment fee and interest rate) for the first * of such Facility shall be as set forth below. On each anniversary date thereafter, the pricing of each Facility shall be set at a rate per annum to be mutually agreed between the applicable Borrower and the applicable Lender; provided that, in the absence of an agreement between the parties, the pricing of each Facility shall be set by means of the average pricing terms received from three reference lenders for a facility with terms and conditions comparable to the terms and conditions of each such Facility. Unless otherwise agreed by the Borrowers and the Lenders, the reference lenders shall be Rabobank, Citibank N.A. and BNP Paribas.

Initial Pricing of Facility B:	Commitment Fee: Zero Interest Rate: a rate per annum equal to *

Initial Pricing of Facility A:	Commitment Fee: Zero Interest Rate: a rate per annum equal to *

Exhibit F – Page 3

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Maturity Date:	Each Revolving Loan shall be for a term of not more than *, with interest periods (“Interest Periods”) of *, at the election of the Borrower. Interest Periods may be rolled over. Each Revolving Loan will mature (and all amounts owing in connection therewith will be due and payable) on the earlier to occur of (i) the Termination Date or (ii) the maturity date for such Revolving Loan, except that Startup Facility Revolving Loans shall be repaid on the earlier to occur of (i) twenty four months after the closing date of the facility or (ii) the maturity date for such Revolving Loan.

Reborrowing:	The Facility A Revolving Loans and Facility B shall each be a revolving loan facility in which maturing loans can be concurrently repaid and re-borrowed until the Termination Date.

Default Rate:	During the continuance of any Event of Default (as defined below), the interest rate on the Revolving Loans and Inventory Financing will be * above the interest rate otherwise applicable thereto.

Optional Prepayments on the Revolving Loans:	Revolving Loans may be prepaid by the applicable Borrower subject to the payment of any costs or expenses (including but not limited to any loss in reinvesting funds) that the Lender may sustain or incur as a consequence of a prepayment by such Borrower prior to the end of an Interest Period or the scheduled maturity date thereof.

Closing Conditions:	The availability of the Facilities shall be conditioned upon the execution and delivery of satisfactory definitive financing documentation with respect to each Facility, including the Security Package in Brazil (collectively, the “Credit Documentation”).

Representations and Warranties:

The Credit Documentation shall contain representations and warranties customary for financings of this type to be provided to borrowers with a similar profile to the Borrowers and of the type and other terms deemed appropriate by the Lenders, including, without limitation:

1.      maintenance of corporate existence and compliance with law;

2.      corporate power, due authorization and enforceability of Credit Documentation;

3.      no conflict with law or contractual obligations;

4.      receipt of all necessary consents and governmental approvals;

5.      no material adverse change (other than as contemplated in the business plan as to the use of funds to construct a manufacturing facility);

6.      pari passu status with existing debt (subject to security package differences);

7.      no material litigation;

8.      use of proceeds;

9.      ownership of property and liens;

10.    environmental matters;

11.    no default; and

12.    solvency.

Exhibit F – Page 4

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Certain Covenants:	The Credit Documentation shall contain affirmative and negative covenants customary for financings of this type and other terms deemed appropriate by the Lenders as they would be offered to borrowers with a similar profile to the Borrowers, including, without limitation:

1.      conduct of same business;

2.      limitation on fundamental changes;

3.      provision of financial statements, officers’ certificates, and other information;

4.      compliance with law and contractual obligations and maintenance of all necessary governmental approvals;

5.      maintenance of existence and material rights;

6.      payment of taxes;

7.      notices of defaults and other material events;

8.      maintenance of property (including no sale of assets subject to the Security Package except in the ordinary course of business) and insurance;

9.      maintenance of pari passu status (subject to security package differences);

10.    negative pledge covenant;

11.    no liens except permitted liens; and

12.    compliance with environmental laws.

Financial Covenants:	Customary for this type of facility given the nature of the Borrowers and their business plans and including, without limitation, debt to equity ratio and minimum net worth.

Events of Default:

Each of the following events shall constitute an “Event of Default” under the Credit Documentation:

1.      failure by the Borrower to make any payment of principal under the Credit Documentation when due, or any payment of interest or other amounts under the Credit Documentation within two (2) days of becoming due;

2.      breach of a representation or warranty or failure to observe or perform any other covenants or agreements under the Credit Documentation including the Security Package;

3.      any of the Credit Documentation shall cease, for any reason, to be in full force and effect in accordance with its terms;

4.      default in respect of any indebtedness or other agreements in excess of * of the Borrower;

5.      bankruptcy, insolvency or receivership events with respect to the Borrower; and

6.      a judgment in excess of * is rendered against the Borrower and such judgment shall not have been discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

Exhibit F – Page 5

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Country Risk Event:	Should any action be taken or proposed to be taken by any governmental authority or any other event occurring in any jurisdiction that would result in the Borrowers being incapable of complying with their obligations under the Facilities or being prevented from making any payment in full to the Lender, then the Facilities shall immediately terminate and any amounts due to the Lender thereunder shall become immediately due and payable by the Borrowers.

Termination of Joint Venture Agreement:	If the Joint Venture Agreement terminates or expires by its terms, the Facilities shall automatically terminate on such termination or expiration date and all amounts owing to the Lender under the Facilities will become immediately due and payable.

Change of Control:	If there shall occur (i) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of Solazyme, Inc. or (ii) Solazyme, Inc. transfers all or substantially all of its assets (each, a “Change in Control”), then, unless Bunge Limited consents to such Change of Control, the Facilities shall terminate as of the closing of the Change in Control and all amounts owing to the Lender under the Facilities will become due and payable.

Dilution:	If Bunge Limited and/or its affiliates cease to own at least * of the Company, then the Facilities shall automatically terminate on such date and all amounts owing to the Lender under the Facilities will become immediately due and payable.

Withholding:	All payments made by the Borrower shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority.

Assignment:	The Lenders shall have the right to assign the Facilities without the consent of the Borrower. The Borrowers shall not have the right to assign the Facilities without the consent of the Lenders.

Governing Law:	Facility A – Brazilian law Facility B – New York law.

Exhibit F – Page 6

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.